Filed Pursuant to Rule 424(b)(5)
Registration Number 333-269859

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 17, 2023)
$394,949,683
Cousins Properties Incorporated
Common Stock

On February 17, 2023, we, along with our operating partnership, Cousins Properties LP, entered into an amendment to the equity distribution agreement, dated August 3, 2021 (as amended on February 17, 2023, the “equity distribution agreement”), with Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as managers (each a “Manager” and, together, the “Managers”), Morgan Stanley & Co. LLC, Bank of America, N.A., JPMorgan Chase Bank, National Association, The Toronto-Dominion Bank, Truist Bank and Wells Fargo Bank, National Association, as forward purchasers (in such capacity, each a “Forward Purchaser” and together, the “Forward Purchasers”), and Morgan Stanley & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as affiliated forward sellers (in such capacity, each a “Forward Seller” and together, the “Forward Sellers”), relating to shares of our common stock, par value $1.00 per share (the “common stock”), offered under this prospectus supplement and the accompanying prospectus having an aggregate offering price of up to $394,949,683.
In accordance with the terms of the equity distribution agreement, we may offer and sell shares of our common stock at any time and from time to time through the Managers or pursuant to forward sale agreements. Sales of shares of our common stock, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange (the “NYSE”) or otherwise at market prices prevailing at the time of the sale. In addition, shares of our common stock may be offered and sold by such other methods, including privately negotiated transactions (including block transactions), as we and the Managers or the Forward Sellers agree to in writing. Under the terms of the equity distribution agreement, we also may sell shares of our common stock to each of the Managers, as principal for its own account, at a price per share to be agreed upon at the time of sale. If we sell shares of our common stock to any Manager, acting as principal, we will enter into a separate agreement with the Manager setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement. Each Manager will receive from us a commission of up to 2.0% of the gross sales price per share for any shares of our common stock sold through it under the equity distribution agreement.
The equity distribution agreement provides that, in addition to the issuance and sale of shares of our common stock by us through the Managers, we may also enter into one or more forward sale agreements under the master forward confirmation and the related supplemental confirmation between us and each of the Forward Purchasers. In connection with any forward sale agreement, the relevant Forward Purchaser will borrow from third parties and, through its affiliated Forward Seller, sell a number of shares of our common stock equal to the number of shares of our common stock underlying the particular forward sale agreement. In no event will the aggregate number of shares of our common stock sold through the Managers or the Forward Sellers under the equity distribution agreement and under any forward sale agreement have an aggregate sales price in excess of $394,949,683.
In connection with any forward sale agreement, the relevant Forward Seller will receive, in the form of a reduced initial forward sale price under the related forward sale agreement, commissions at a mutually agreed rate of up to 2.0% of the gross sales prices of all borrowed shares of our common stock sold during the applicable forward hedge selling period by it as Forward Seller.
The net proceeds we receive from the sale of shares of our common stock in this offering from the Managers will be the gross proceeds received from such sale less the commissions and less any other costs we may incur in issuing and/or selling shares of our common stock. Subject to the terms and conditions of the equity distribution agreement, each of the Managers and the Forward Sellers will use commercially reasonable efforts to sell any shares of our common stock to be offered by us under the equity distribution agreement. See “Plan of Distribution.” We will not initially receive any proceeds from the sale of borrowed shares of our common stock by the Forward Sellers. We expect to fully physically settle each particular forward sale agreement (by delivery of shares of our common stock) with the relevant Forward Purchaser on one or more dates specified by us on or prior to the maturity date of that particular forward sale agreement, in which case we will expect to receive aggregate net cash proceeds at settlement equal to the number of shares of our common stock underlying the particular forward sale agreement multiplied by the relevant forward sale price. However, subject to certain exceptions, we may also elect to cash settle or net share settle a particular forward sale agreement, in which case we may not receive any proceeds (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant Forward Purchaser. See “Plan of Distribution.”
To preserve our status as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes, among other purposes, our articles of incorporation impose certain restrictions on the ownership of shares of our common stock. See “Description of Common Stock-Restrictions on Transfer” in the accompanying prospectus.
Our common stock is listed on the NYSE under the symbol “CUZ.”
Investing in our common stock involves risks. See “Risk Factors” on page S-4 and the risks referred to in the section of the accompanying prospectus entitled “Risk Factors” as well as the risks identified in our most recently filed Annual Report on Form 10-K for the year ended December 31, 2022 and other filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, which are incorporated herein by reference.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley	BofA Securities	J.P. Morgan

TD Securities	Truist Securities	Wells Fargo Securities
The date of this prospectus supplement is February 17, 2023

Table of Contents
Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the prospectus.
If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common stock being offered and other information you should know before investing in our common stock.
We have not, and the Managers, the Forward Sellers and the Forward Purchasers (and their affiliates) have not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. We are not, and the Managers, the Forward Sellers and the Forward Purchasers (and their affiliates) are not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our common stock. Our business, financial condition, liquidity, results of operations, plans and objectives may have changed since those dates.
All references to “Cousins,” the “Company,” “we,” “our” and “us” in this prospectus supplement refer to Cousins Properties Incorporated, together with all entities owned, controlled or consolidated by us, except where it is made clear that the term means only the parent company.
S-i

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the federal securities laws and are subject to uncertainties and risks, as itemized in Item 1A included in the Annual Report on Form 10-K for the year ended December 31, 2022. These forward-looking statements include information about possible or assumed future results of the business and our financial condition, liquidity, results of operations, plans, and objectives. They also include, among other things, statements regarding subjects that are forward-looking by their nature, such as:
•guidance and underlying assumptions;
•business and financial strategy;
•future debt financings;
•future acquisitions and dispositions of operating assets or joint venture interests;
•future acquisitions and dispositions of land, including ground leases;
•future development and redevelopment opportunities, including fee development opportunities;
•future issuances and repurchases of common stock, limited partnership units, or preferred stock;
•future distributions;
•projected capital expenditures;
•market and industry trends;
•entry into new markets, changes in existing market concentrations, or exits from existing
•markets;
•future changes in interest rates and liquidity of capital markets; and
•all statements that address operating performance, events, investments, or developments that we expect or anticipate will occur in the future - including statements relating to creating value for stockholders.
Any forward-looking statements are based upon management's beliefs, assumptions, and expectations of our future performance, taking into account information that is currently available. These beliefs, assumptions, and expectations may change as a result of possible events or factors, not all of which are known. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in forward-looking statements. Actual results may vary from forward-looking statements due to, but not limited to, the following:
•the availability and terms of capital;
•the ability to refinance or repay indebtedness as it matures;
•the failure of purchase, sale, or other contracts to ultimately close;
•the failure to achieve anticipated benefits from acquisitions, investments, or dispositions;
•the potential dilutive effect of common stock or operating partnership unit issuances;
•the availability of buyers and pricing with respect to the disposition of assets;
•changes in national and local economic conditions, the real estate industry, and the commercial real estate markets in which we operate (including supply and demand changes), particularly in Atlanta, Austin,
S-ii

Tampa, Phoenix, Charlotte, Dallas, and Nashville, including the impact of high unemployment, volatility in the public equity and debt markets, and international economic and other conditions;
•the impact of a public health crisis and the governmental and third-party response to such a crisis, which may affect our key personnel, our tenants, and the costs of operating our assets;
•sociopolitical unrest such as political instability, civil unrest, armed hostilities, or political activism, which may result in a disruption of day-to-day building operations;
•changes to our strategy in regard to our real estate assets may require impairment to be recognized;
•leasing risks, including the ability to obtain new tenants or renew expiring tenants, the ability to lease newly developed and/or recently acquired space, the failure of a tenant to commence or complete tenant improvements on schedule or to occupy leased space, and the risk of declining leasing rates;
•changes in the needs of our tenants brought about by the desire for co-working arrangements, trends toward utilizing less office space per employee, and the effect of employees working remotely;
•any adverse change in the financial condition of one or more of our tenants;
•volatility in interest rates and insurance rates;
•inflation and continuing increases in the inflation rate;
•competition from other developers or investors;
•the risks associated with real estate developments (such as zoning approval, receipt of required permits, construction delays, cost overruns, and leasing risk);
•cyber security breaches;
•changes in senior management, changes in the Board of Directors, and the loss of key personnel;
•the potential liability for uninsured losses, condemnation, or environmental issues;
•the potential liability for a failure to meet regulatory requirements;
•the financial condition and liquidity of, or disputes with, joint venture partners;
•any failure to comply with debt covenants under credit agreements;
•any failure to continue to qualify for taxation as a real estate investment trust or meet regulatory requirements;
•potential changes to state, local, or federal regulations applicable to our business;
•material changes in the rates, or the ability to pay, dividends on common shares or other securities;
•potential changes to the tax laws impacting REITs and real estate in general; and
•those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by the Company.
The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “may,” “intend,” “will,” or similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in any forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise, except as required under U.S. federal securities laws.
S-iii

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights information more fully described elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and may not contain all of the information that may be important to you. Before making an investment decision to invest in our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the sections entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.
Cousins Properties Incorporated
We are a self-administered and self-managed REIT. Cousins conducts substantially all of its business through Cousins Properties, LP (“CPLP”). Cousins owns in excess of 99% of CPLP and consolidates CPLP. CPLP owns Cousins TRS Services LLC, a taxable entity which owns and manages its own real estate portfolio and performs certain real estate related services for other parties. Our strategy is to create value for our stockholders through ownership of the premier urban office portfolio in the Sun Belt markets, with a particular focus on Atlanta, Austin, Charlotte, Phoenix, Tampa, Nashville, and Dallas. This strategy is based on a disciplined approach to capital allocation that includes asset acquisitions, selective development projects, and timely dispositions of non-core assets. This strategy is also based on a simple, flexible, and low-leveraged balance sheet that allows us to pursue compelling growth opportunities at the most advantageous points in the cycle. To implement this strategy, we leverage our strong local operating platforms within each of our major markets.
We are a Georgia corporation and since 1987 have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. We have been a public company since 1962, and our common stock trades on the NYSE under the symbol “CUZ.” Our principal executive offices are located at 3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326. Our main telephone number is (404) 407-1000. Our website is www.cousins.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of our common stock, you should read the section of the accompanying prospectus entitled “Description of Common Stock.”

Issuer	Cousins Properties Incorporated

Shares of common stock offered by us	Shares of our common stock, par value $1.00 per share, having aggregate gross sales proceeds of up to $394,949,683.

Use of proceeds after expenses
We intend to use the net proceeds (1) from the sale of shares of our common stock through the Managers and (2) upon the settlement of any forward sale agreement, in each case, for working capital, capital expenditures and other general corporate purposes, which may include the acquisition, development and redevelopment of office properties, other opportunistic investments and repayment and refinancing of debt. See “Use of Proceeds.”
Affiliates of the Managers serve as lenders or in other roles under our $1.0 billion senior unsecured line of credit (the “Credit Facility”), $350 million unsecured term loan (the “$350 Million Term Loan”), and $400 million delayed draw term loan (the “$400 Million Term Loan”). We may use part or all of the net proceeds of this offering to reduce borrowings outstanding under such debt from time to time, in which case that affiliate will receive a portion of the net proceeds from this offering through the repayment of such debt. See “Plan of Distribution.”

Accounting treatment of forward sales
Before any issuance of shares of our common stock upon physical settlement or net share settlement of any forward sale agreement, the shares issuable upon settlement of such forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of such forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period).
Consequently, prior to physical settlement or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of shares of our common stock is above the applicable per share forward sale price under that particular forward sale agreement, subject to adjustment based on a floating interest rate factor equal to the overnight bank rate less a spread, and subject to decrease by an amount per share specified in the particular forward sale agreement on each of certain dates specified in that particular forward sale agreement. However, if we decide to physically settle or net share settle a particular forward sale agreement, the delivery by us of shares of our common stock on any physical settlement or net share settlement of such forward sale agreement will result in dilution to our earnings per share and return on equity.

Restrictions on ownership	Our Restated and Amended Articles of Incorporation, as amended (our “articles of incorporation”), contain restrictions on the ownership and transfer of our common stock that are intended to assist us in complying with the requirements for qualification as a REIT. Subject to certain exceptions, our articles of incorporation prohibit any transfer of shares of stock which would cause the transferee of such shares to “Own” shares in excess of 3.9% in value of the outstanding shares of all classes of our capital stock. See “Description of Common Stock” in the accompanying prospectus for more information about these restrictions.

Transfer agent	The transfer agent for our common stock is American Stock Transfer & Trust Company.

Risk factors
Your investment in our common stock involves substantial risks. In consultation with your financial and legal advisors, you should carefully consider the matters discussed under the sections entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

NYSE symbol	“CUZ”

RISK FACTORS
Your investment in our common stock involves substantial risks. In consultation with your own financial and legal advisers, you should carefully consider the risk factors set forth below, as well as the risks identified under “Risk Factors” in our most recently filed Annual Report on Form 10-K for the year ended December 31, 2022 and the other information that we file with the SEC, each of which are incorporated herein by reference, before making an investment decision. These risks are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, liquidity or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment.
Risks Related to this Offering
The issuance of shares under the equity distribution agreement and any forward sale agreement may be dilutive and there may be future dilution of our common stock.
The issuance of shares of our common stock in this offering, as well as any shares issued by us in connection with a physical or net share settlement under a forward sale agreement, the receipt of the expected net proceeds and the use of those proceeds, may have a dilutive effect on our expected net income available to common stockholders per share and funds from operations per share. The actual amount of dilution cannot be determined at this time and will be based on numerous factors. Additionally, we are not restricted from issuing additional securities in the future, including shares of our common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any substantially similar securities. Our dividends can be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs. To the extent that management considers it advisable to distribute gains from any asset sales to stockholders in the form of a special dividend, we may pay any such dividend in the form of stock. See “Certain Federal Income Tax Considerations” in the accompanying prospectus for a discussion of the federal income tax consequences of receiving a dividend in the form of REIT shares. The market price of our common stock could decline as a result of issuances or sales of a large amount of shares of our common stock in the market after this offering or the perception that such issuances or sales could occur. Additionally, future issuances or sales of substantial amounts of shares of our common stock may be at prices below the offering price of the shares of our common stock offered by this prospectus supplement and may adversely impact the market price of our common stock.
Provisions contained in a forward sale agreement could result in substantial dilution to our earnings per share and return on equity or result in substantial cash payment obligations.
If we enter into one or more forward sale agreements, the relevant Forward Purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that the Forward Purchaser determines is affected by an event described below) and require us to physically settle on a date specified by such Forward Purchaser if:
•in such Forward Purchaser’s good faith, commercially reasonable judgment, it or its affiliate (x) is unable to hedge its exposure under such forward sale agreement because an insufficient number of shares of our common stock have been made available for borrowing by securities lenders or (y) would incur a stock loan cost in excess of a specified threshold to hedge its exposure under such forward sale agreement;
•we declare any dividend, issue or distribution on shares of our common stock (a) payable in cash in excess of specified amounts (unless it is an extraordinary dividend), (b) payable in securities of another company that we acquire or own (directly or indirectly) as a result of a spin-off or similar transaction, or (c) of any other type of securities (other than shares of our common stock), rights, warrants or other assets for payment at less than the prevailing market price;
•certain ownership thresholds applicable to such Forward Purchaser and its affiliates are exceeded;

•an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization, or insolvency, or a delisting of our common stock) or the occurrence of a change in law under such forward sale agreement; or
•certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with such forward sale agreement (each as more fully described in each forward sale agreement).
A Forward Purchaser’s decision to exercise its right to accelerate the physical settlement of any forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the applicable forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.
We expect that settlement of any forward sale agreement will generally occur no later than the date specified in the particular forward sale agreement, which will be no earlier than three months or later than two years following the trade date of that forward sale agreement. However, any forward sale agreement may be settled earlier than that specified date in whole or in part at our option. Subject to certain conditions, we have the right to elect physical, cash or net share settlement under each forward sale agreement. We intend to physically settle each forward sale agreement by delivery of shares of our common stock. However, we may elect to cash settle or net share settle such forward sale agreement. Delivery of shares of our common stock upon physical settlement (or, if we elect net share settlement of a particular forward sale agreement, upon such settlement to the extent we are obligated to deliver shares of our common stock) will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a particular forward sale agreement, we expect the applicable Forward Purchaser (or an affiliate thereof) to purchase a number of shares of our common stock in secondary market transactions over an unwind period to:
•return shares of our common stock to securities lenders in order to unwind such Forward Purchaser’s hedge (after taking into consideration any of shares of our common stock to be delivered by us to such Forward Purchaser, in the case of net share settlement); and
•if applicable, in the case of net share settlement, deliver shares of our common stock to us to the extent required in settlement of such forward sale agreement.
The purchase of shares of our common stock in connection with a Forward Purchaser or its affiliate unwinding such Forward Purchaser’s hedge positions could cause the price of shares of our common stock to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to such Forward Purchaser (or decreasing the amount of cash that such Forward Purchaser would owe us) upon a cash settlement of the relevant forward sale agreement or increasing the number of shares of our common stock we would deliver to such Forward Purchaser (or decreasing the number of shares of our common stock that such Forward Purchaser would deliver to us) upon net share settlement of the relevant forward sale agreement.
The forward sale price that we expect to receive upon physical settlement of a particular forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank rate less a spread and will be decreased based on amounts related to expected dividends on shares of our common stock during the term of the applicable forward sale agreement. If the overnight bank rate is less than the spread for a particular forward sale agreement on any day, the interest factor will result in a daily reduction of the applicable forward sale price. If the volume-weighted average price at which a particular Forward Purchaser (or its affiliate) is able to purchase (or is deemed able to purchase) shares during the applicable unwind period under a particular forward sale agreement is above the relevant forward sale price, in the case of cash settlement, we would pay the relevant Forward Purchaser under such forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such Forward Purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. If the volume-weighted average price at which a particular Forward Purchaser (or its affiliate) is able to purchase (or is deemed able to purchase) shares during the applicable unwind period under that particular forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by the relevant Forward Purchaser under that particular forward sale agreement or, in the case of net share settlement, we would receive from such Forward Purchaser a number of shares of our common stock having a value equal to the difference. See “Plan of Distribution” for information on the forward sale agreements.
In case of our bankruptcy or insolvency, any forward sale agreement that is in effect will automatically terminate, and we would not receive the expected proceeds from any forward sales of shares of our common stock.
If we or a regulatory authority with jurisdiction over us institutes, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, or we consent to such a petition, any forward sale agreement that is then in effect will automatically terminate. If any such forward sale agreement so terminates under these circumstances, we would not be obligated to deliver to the relevant Forward Purchaser any shares of our common stock not previously delivered, and the relevant Forward Purchaser would be discharged from its obligation to pay the applicable forward sale price per share in respect of any shares of our common stock not previously settled under the applicable forward sale agreement. Therefore, to the extent that there are any shares of our common stock with respect to which any forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those shares.
Affiliates of certain of the Managers may receive benefits from sales under the sales distribution agreement.
Affiliates of certain of the Managers, the Forward Purchasers and the Forward Sellers are lenders under our debt instruments, as disclosed under “Use of Proceeds” and “Plan of Distribution.” To the extent that we use a portion of the net proceeds of sales made pursuant to the sales distribution agreement to repay borrowings outstanding under such debt instruments, such affiliates will receive their proportionate share of any amount of our debt instruments that is repaid with the net proceeds of this offering.
In addition, if we enter into a forward sale agreement with any Forward Purchaser, the relevant Forward Seller will be obligated to use commercially reasonable efforts, consistent with its normal trading and sales practices for similar transactions and applicable laws and regulations, to sell shares of our common stock borrowed from third parties to hedge such Forward Purchaser’s exposure under such forward sale agreement. All of the net proceeds from the sale of any such borrowed shares of our common stock will be paid to the applicable Forward Purchaser. Such entity will be either a Manager or an affiliate of a Manager. As a result, a Manager or one of its affiliates will receive the net proceeds from any sale of borrowed shares of our common stock made in connection with any forward sale agreement.
These transactions create potential conflicts of interest because these Managers and Forward Purchasers have an interest in the successful completion of this offering beyond the sales commissions they will receive. The interest may influence the decision regarding the terms and circumstances under which this offering is completed.
General Risks
Our board of directors could elect for us to be subject to certain Georgia law limitations on changes in control that could have the effect of preventing transactions in the best interest of our stockholders.
The Georgia Business Corporation Code restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain interested shareholders that may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under certain circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. We have not elected to be covered by these restrictions, but, although we have no present intention to do so, could elect to do so in the future. Such restrictions are summarized under “Description of Common Stock-Georgia Anti-Takeover Statutes” in the accompanying prospectus.

Our articles of incorporation, bylaws, the limited partnership agreement of our operating partnership, and Georgia law also contain other provisions that may delay, defer, or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. In addition, grants under our incentive plan may contain change-in-control provisions that might similarly have an anti-takeover effect, inhibit a change of our management, or inhibit in certain circumstances tender offers for our common stock or proxy contests to change our board.
We may not be able to maintain our current dividend level.
We pay regular quarterly dividends to holders of our common stock. On December 19, 2022, we announced quarterly dividends on our common stock of $0.32 per share for the fourth quarter of 2022. To the extent we continue to pay dividends on a quarterly basis, we expect to fund future quarterly common dividends with cash provided by operating activities, also using proceeds from investment property sales, distributions from unconsolidated joint ventures, and indebtedness, if necessary.
On a quarterly basis, we review the amount of our common dividend in light of current and projected future cash provided by operating activities and also consider the requirements needed to maintain our REIT status. In addition, we have certain covenants under our credit facility which could limit the amount of common dividends paid. In evaluating whether to pay any dividends and the level and form of such dividends, we anticipate that the board will consider, among other factors, the following:
•the impact of the additional shares issued in this offering;
•the application of the use of proceeds from this offering;
•funds from our operations, our financial condition and capital requirements in light of the current economic climate;
•the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended;
•the impact of the payment of any special dividend, including any additional shares issued in connection with a special dividend paid in the form of stock; and
•other factors that the board of directors deems relevant.
There can be no assurance that the current dividend level will be maintained in future periods.

USE OF PROCEEDS
We intend to use the net proceeds (1) from the sale of shares of our common stock through the Managers and (2) upon the settlement of any forward sale agreement, in each case, for working capital, capital expenditures and other general corporate purposes, which may include the acquisition, development and redevelopment of office properties, other opportunistic investments and repayment and refinancing of debt.
To the extent that we elect to cash settle any particular forward sale agreement, we may not receive any net proceeds (or may owe cash to the relevant Forward Purchaser). To the extent that we elect to net share settle any particular forward sale agreement in full, we would not receive any proceeds from the relevant Forward Purchaser.
We will not initially receive any proceeds from any sales of shares of our common stock by a Forward Seller in connection with any forward sale agreement. We expect to fully physically settle each particular forward sale agreement, in which case we will expect to receive aggregate net cash proceeds at settlement equal to the number of shares underlying the particular forward sale agreement multiplied by the relevant forward sale price. The forward sale price that we expect to receive upon physical settlement of a particular forward sale agreement initially will be equal to the gross sales prices of all borrowed shares of our common stock sold by the relevant Forward Seller during the applicable forward hedge selling period less a forward hedge selling commission of up to 2.0% of the gross sales prices of all borrowed shares of our common stock sold during the applicable forward hedge selling period by it as Forward Seller. The forward sale price will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank rate less a spread and will be decreased based on amounts related to expected dividends on shares of our common stock during the term of the particular forward sale agreement. If the overnight bank rate is less than the spread for a particular forward sale agreement on any day, the interest factor will result in a daily reduction of the applicable forward sale price.
The $1.0 billion Credit Facility matures on April 30, 2027. The interest rate applicable to the Credit Facility varies according to our leverage ratio and may, at our election, be determined based on either (1) the Daily Secured Overnight Financing Rate ("SOFR") or Term SOFR, plus a SOFR adjustment of 0.10% and a spread of between 0.90% and 1.40%, or (2) the greater of Bank of America's prime rate, the federal funds rate plus 0.50%, Term SOFR, plus a SOFR adjustment of 0.10% and 1.00%, or 1.00%, plus a spread of between 0.00% and 0.40%, based on leverage. As of December 31, 2022, we had $56.6 million outstanding under our Credit Facility.
The $350 Million Term Loan matures on August 30, 2024, with an option to, on up to four successive occasions, extend the maturity date for an additional 180 days. At June 30, 2021, the $350 Million Term Loan’s spread over LIBOR was 1.05% and was fully drawn. On September 19, 2022, we entered into the first amendment to the $350 Million Term Loan. This first amendment aligned available interest rates, including the addition of SOFR, to that of the Credit Facility. Under the terms of this first amendment, the interest rate applicable to the $350 Million Term Loan varies according to our leverage ratio and may, at our election, be determined based on either (1) the Daily SOFR or Term SOFR, plus a SOFR adjustment of 0.10% ("Adjusted SOFR") and a spread of between 1.05% and 1.65%, or (2) the greater of Bank of America's prime rate, the federal funds rate plus 0.50%, Term SOFR, plus a SOFR adjustment of 0.10% and 1.00%, or 1.00%, plus a spread of between 0.05% and 0.65%, based on leverage. On September 19, 2022, we provided notice of our election of the Daily SOFR rate loan provisions. On September 27, 2022, we entered into a floating-to-fixed interest rate swap with respect to the $350 Million Term Loan through the maturity date of August 30, 2024. This swap effectively fixed the underlying SOFR rate at 4.23%. At December 31, 2022, the $350 Million Term Loan's spread over the Adjusted SOFR rate was 1.05%.
The $400 Million Term Loan matures on March 3, 2025 with four consecutive options to extend the maturity date for an additional six months. On October 3, 2022, the $400 Million Term Loan was fully drawn. The interest rate provisions are the same as the $350 Million Term Loan.
Affiliates of the Managers serve as lenders or in other roles under our $1.0 billion Credit Facility, $350 Million Term Loan, and $400 Million Term Loan. As described above, we may use part or all of the net proceeds of this offering to reduce borrowings outstanding under such debt from time to time, in which case that affiliate will receive a portion of the net proceeds from this offering through the repayment of such debt. See “Plan of Distribution.”

If we enter into a forward sale agreement with any Forward Purchaser, we expect that the affiliated Forward Seller will attempt to sell borrowed shares of our common stock to hedge such Forward Purchaser’s exposure under such forward sale agreement. All of the net proceeds from the sale of any such borrowed shares of common stock will be paid to the applicable Forward Purchaser. Such entity will be either a Manager or an affiliate of a Manager. As a result, a Manager or one of its affiliates will receive the net proceeds from any sale of borrowed shares of common stock made in connection with any forward sale agreement.

PLAN OF DISTRIBUTION
On February 17, 2023, we, along with our operating partnership Cousins Properties LP, entered into an amendment to the equity distribution agreement, dated as of August 3, 2021 (as amended, the “equity distribution agreement”), with the Managers, Forward Sellers and Forward Purchasers under which we may issue and/or sell up to an aggregate of $394,949,683 of shares of our common stock over a period of time and from time to time. The sales, if any, of shares of our common stock made under the equity distribution agreement, and to which this prospectus supplement relates, will be made in “at the market” offerings as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker or through an electronic communications network. In addition, shares of our common stock may be offered and sold by such other methods, including privately negotiated transactions (including block transactions), as we and the Managers or Forward Sellers agree to in writing. As an agent, none of the Managers will engage in any transactions that stabilize the price of shares of our common stock.
We also may sell shares of our common stock to one or more of the Managers, as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell shares to one or more Managers, as principal, we will enter into a separate terms agreement with such Manager or Managers, and we will describe the agreement in a separate prospectus supplement or pricing supplement.
The equity distribution agreement provides that, in addition to the issuance and sale of shares of our common stock by us through the Managers, we may also enter into one or more forward sale agreements under the master forward confirmation we entered into with the Forward Purchasers. In connection with any forward sale agreement, the relevant Forward Purchaser will borrow from third parties and, through its affiliated Forward Seller, sell a number of shares of our common stock equal to the number of shares of our common stock underlying such forward sale agreement. In no event will the aggregate number of shares of our common stock sold through the Managers under the equity distribution agreement have an aggregate sales price in excess of $394,949,683.
We estimate that the total expenses of the offering payable by us, excluding any commissions and expense reimbursement payable to the Managers under the equity distribution agreement, including amounts paid through the date of this prospectus supplement, will be approximately $450,000, and we expect to incur additional expenses (in addition to any such commissions and expense reimbursement) in connection with this offering in the future. Under the terms of the equity distribution agreement, to the extent that we did not sell at least $25,000,000 of shares of our common stock by February 3, 2023 (the eighteen month anniversary of the original signing date of the equity distribution agreement), we were obligated to reimburse the agents for reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel incurred by such agents, up to a maximum aggregate amount of $150,000. No payments were required to be made to the agents pursuant to this provision.
In connection with the sale of shares of our common stock, each of the Managers, Forward Sellers or Forward Purchasers may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Managers, the Forward Sellers or the Forward Purchasers may be deemed to be underwriting commissions or discounts. We have agreed in the equity distribution agreement to provide indemnification and contribution to each of the Managers, Forward Sellers and Forward Purchasers against certain civil liabilities, including liabilities under the Securities Act.
Sales of the shares of our common stock as contemplated by this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the applicable Manager or Forward Seller may agree upon.
The offering of the shares of our common stock pursuant to the equity distribution agreement will terminate upon the earliest of (1) the sale of the maximum aggregate amount of shares of our common stock subject to the equity distribution agreement; and (2) the termination of the equity distribution agreement by either us at any time with written notice or a Manager, Forward Seller or Forward Purchaser with respect to its respective obligations under the equity distribution agreement, at any time upon written notice.

Shares of our common stock are an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Rule 101(c)(1) under that Act. If the Managers, the Forward Sellers, the Forward Purchasers or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the others and sales of shares of our common stock under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the Managers, the Forward Sellers, the Forward Purchasers and us.
Sales Through Managers
From time to time during the term of the equity distribution agreement, we may deliver a transaction confirmation to one of the Managers specifying the length of the selling period, the number of shares of our common stock to be sold and the minimum price below which sales may not be made.
Each Manager has agreed that, upon receipt of a transaction confirmation from us that is accepted by a Manager, and subject to the terms and conditions of the equity distribution agreement, such Manager will use commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares of our common stock on such terms. We or such Manager may suspend the offering of shares of our common stock at any time upon proper notice to the other party, upon which the selling period will immediately terminate. The obligation of each Manager under the equity distribution agreement to sell shares of our common stock pursuant to any transaction confirmation is subject to a number of conditions, which such Manager reserves the right to waive in its sole discretion.
We will pay each Manager a commission of up to 2.0% of the gross sales price per share for any shares sold through it as an agent under the equity distribution agreement.
Settlement for sales of shares of our common stock will occur, unless the parties agree otherwise, on the second trading day following the date on which such sales were made in return for payment of the proceeds to us net of compensation paid by us to the Managers. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
Sales Through Forward Sellers
From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein and in the related master forward confirmation, we may deliver a forward placement notice relating to a forward sale to any of the Forward Sellers and the applicable Forward Purchaser. Upon acceptance by a Forward Seller and the applicable Forward Purchaser of a forward placement notice from us requesting that such Forward Seller execute sales of borrowed shares of our common stock in connection with a forward sale agreement, subject to the terms and conditions of the equity distribution agreement and the applicable forward sale agreement, the affiliated Forward Purchaser or its affiliate will use commercially reasonable efforts to borrow, and such Forward Seller will use commercially reasonable efforts consistent with its normal trading and sales practices to sell, the borrowed shares of our common stock on such terms to hedge such Forward Purchaser’s exposure under that particular forward sale agreement. We or the relevant Forward Seller may immediately suspend the offering of shares of our common stock under a forward sale agreement at any time upon proper notice to the other. The obligation of the relevant Forward Seller under the equity distribution agreement to execute such sales of shares of our common stock is subject to a number of conditions, which each Forward Seller reserves the right to waive in its sole discretion.
In connection with each forward sale agreement, the relevant Forward Seller will receive, in the form of a reduced initial forward sale price under the related forward sale agreement with the related Forward Purchaser, commissions at a mutually agreed rate of up to 2.0% of the gross sales price of all borrowed shares of our common stock sold during the applicable forward hedge selling period by it as Forward Seller. We refer to this commission rate as the forward selling commission. The forward hedge selling period will be the period of consecutive trading days determined by us in our sole discretion and as specified in the relevant forward placement notice.

The forward sale price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward selling commission and (2) the volume-weighted average price per share at which the borrowed shares of our common stock were sold pursuant to the equity distribution agreement by the relevant Forward Seller. Thereafter, the forward sale price will be subject to adjustment as described below.
The forward sale agreements, the terms of which may not be less than three months or more than one year, will provide that the forward sale price, as well as the sales prices used to calculate the initial forward sale price, will be subject to increase or decrease based on the overnight bank rate, less a spread, and subject to decrease by amounts related to expected dividends on our common stock during the term of the particular forward sale agreement. If the overnight bank rate is less than the spread for a particular forward sale agreement on any day, the interest factor will result in a daily reduction of the forward sale price.
Except under limited circumstances described below, we have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a particular forward sale agreement.
If we elect to physically settle any forward sale agreement, we will receive an amount of cash from the relevant Forward Purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of our common stock underlying the particular forward sale agreement. If we elect cash settlement or net share settlement with respect to all or a portion of shares of our common stock underlying a forward sale agreement, we expect the applicable Forward Purchaser (or an affiliate thereof) to purchase a number of shares of our common stock in secondary market transactions over an unwind period to:
•return shares of our common stock to securities lenders in order to unwind such Forward Purchaser’s hedge (after taking into consideration any shares of our common stock to be delivered by us to such Forward Purchaser, in the case of net share settlement); and
•if applicable, in the case of net share settlement, deliver shares of our common stock to us to the extent required in settlement of such forward sale agreement.
If the volume-weighted average price at which a particular Forward Purchaser (or its affiliate) is able to purchase (or is deemed able to purchase) shares during the applicable unwind period under a forward sale agreement is above the relevant forward sale price, in the case of cash settlement, we would pay the applicable Forward Purchaser under such forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such Forward Purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement. If the volume-weighted average price at which a particular Forward Purchaser (or its affiliate) is able to purchase (or is deemed able to purchase) shares during the applicable unwind period under a forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by the relevant Forward Purchaser under such forward sale agreement or, in the case of net share settlement, we would receive from such Forward Purchaser a number of shares of our common stock having a value equal to the difference.
In addition, the purchase of shares of our common stock in connection with the relevant Forward Purchaser or its affiliate unwinding the Forward Purchaser’s hedge positions could cause the price of shares of our common stock to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to such Forward Purchaser (or decreasing the amount of cash that such Forward Purchaser would owe us) upon a cash settlement of the relevant forward sale agreement or increasing the number of shares of our common stock we would deliver to such Forward Purchaser (or decreasing the number of shares of our common stock that such Forward Purchaser would deliver to us) upon net share settlement of the relevant forward sale agreement. See “Risk Factors.”
Each Forward Purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that such Forward Purchaser determines is affected by such event) and require us to physically settle on a date specified by such Forward Purchaser if (1) in such Forward Purchaser’s good faith commercially reasonable judgment, it or its affiliate (x) is unable to hedge its exposure under such forward sale agreement because an insufficient number of shares of our common stock have been made available for borrowing by securities lenders or (y) would incur a stock loan cost in excess of a specified threshold to hedge its exposure under such forward sale agreement; (2) we declare any dividend, issue or distribution on shares of our common stock (a) payable in cash in excess of specified amounts (unless it is an extraordinary dividend), (b) payable in securities of another company that we acquire or own (directly or indirectly) as a result of a spin-off or similar transaction, or (c) of any other type of securities (other than shares of our common stock), rights, warrants or other assets for payment at less than the prevailing market price; (3) certain ownership thresholds applicable to such Forward Purchaser and its affiliates are exceeded; (4) an event is announced that if consummated would result in a specified extraordinary event (including certain mergers or tender offers, as well as certain events involving our nationalization or insolvency or a delisting of shares of our common stock) or the occurrence of a change in law under the forward sale agreement; or (5) certain other events of default or termination events occur, including, among others, any material misrepresentation made in connection with such forward sale agreement (each as more fully described in each forward sale agreement). A Forward Purchaser’s decision to exercise its right to accelerate any forward sale agreement and to require us to physically settle any such forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to deliver shares of our common stock under the terms of the physical settlement provisions of the applicable forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreement will terminate without further liability of either party. Following any such termination, we would not deliver any shares of our common stock and we would not receive any proceeds pursuant to the forward sale agreement. See “Risk Factors.”
We will deliver to the NYSE copies of this prospectus supplement and the accompanying prospectus pursuant to the rules of the NYSE. Unless otherwise required, we will report at least quarterly the number of shares of our common stock sold through the Managers under the equity distribution agreement, the net proceeds to us and the compensation paid by us to the Managers in connection with the sales of shares of our common stock.
Other Relationships
Each of the Managers, the Forward Sellers, the Forward Purchasers or their respective affiliates have provided in the past, and may provide from time to time in the future, investment banking, commercial banking and financial advisory services for us from time to time for which they have received or may receive customary fees and expenses. The Managers, the Forward Sellers, the Forward Purchasers or their respective affiliates may, from time to time, engage in other transactions with us and perform other services for us in the ordinary course of their businesses. In particular, affiliates of the Managers serve as lenders or in other roles under our $1.0 billion Credit Facility, $350 Million Term Loan, and $400 Million Term Loan. As described above under “Use of Proceeds,” we may use part or all of the net proceeds of this offering to reduce borrowings outstanding under such debt from time to time, in which case that affiliate will receive a portion of the net proceeds from this offering through the repayment of such debt.
If we enter into a forward sale agreement with any Forward Purchaser, we expect that the affiliated Forward Seller will attempt to sell borrowed shares of our common stock to hedge such Forward Purchaser’s exposure under such forward sale agreement. All of the net proceeds from the sale of any such borrowed shares of common stock will be paid to the applicable Forward Purchaser. Such entity will be either a Manager or an affiliate of a Manager. As a result, a Manager or one of its affiliates will receive the net proceeds from any sale of borrowed shares of common stock made in connection with any forward sale agreement.

In addition, in the ordinary course of their business activities, the Managers, the Forward Sellers, the Forward Purchasers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers.
Certain of the Managers, the Forward Sellers, the Forward Purchasers or their affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. Such Managers, Forward Sellers, Forward Purchasers and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of our common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of our common stock offered hereby. The Managers, the Forward Sellers, the Forward Purchasers and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions to such securities and instruments.
Each Manager may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell shares of our common stock for its own account and for the account of its clients. In addition, the Company has acknowledged and agreed that each Manager’s affiliates may make markets in shares of our common stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of our common stock of or other securities of the Company, at the same time such Manager is acting as agent pursuant to its respective equity distribution agreement.
LEGAL MATTERS
The validity of the shares of common stock being offered hereby will be passed upon for us by our counsel, King & Spalding LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the Managers, Forward Sellers and Forward Purchasers by Hogan Lovells US LLP.
EXPERTS
The financial statements of Cousins Properties Incorporated, incorporated by reference in this Prospectus, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Except as specifically described below, information included on the SEC’s website is not incorporated by reference into this prospectus supplement.
We “incorporate by reference” into this prospectus supplement some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents and information listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and up until we sell all the securities offered by this prospectus supplement (except for information “furnished” under Item 2.02 or Item 7.01 (including exhibits related thereto) of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference in this prospectus supplement and the accompanying prospectus):
•Annual Report on Form 10-K for the year ended December 31, 2022; and
•the description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2019, and as subsequently amended and updated from time to time.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by contacting us at the following address or telephone number:
Cousins Properties Incorporated
3344 Peachtree Road NE
Suite 1800
Atlanta, Georgia 30326-4802
Attention: Investor Relations
Telephone: (404) 407-1000
You should rely only on the information incorporated by reference or provided in this prospectus supplement and any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

PROSPECTUS
Cousins Properties Incorporated
Common Stock
Warrants
Debt Securities
Preferred Stock
Depositary Shares

We may offer and sell, from time to time, in one or more offerings, together or separately, any combination of the securities described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly, on a continuous or delayed basis.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you make a decision to invest.
We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. This prospectus may not be used to consummate sales of securities unless accompanied by an applicable prospectus supplement.
Our principal executive offices are located at 3344 Peachtree Road, N.E., Suite 1800, Atlanta, Georgia 30326 and our telephone number is (404) 407-1000.
Our common stock trades on the New York Stock Exchange under the symbol “CUZ.”
Investing in our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus. You should also refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before making a decision to purchase our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, as well as any free writing prospectus we file in connection with any specific offering, may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus together with the additional information described under the heading “Where You Can Find More Information.”
The registration statement that contains this prospectus contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
Unless otherwise stated or the context otherwise requires, references in this prospectus to “Cousins Properties,” “we,” “us” and “our” refer, collectively, to Cousins Properties Incorporated and its consolidated subsidiaries; and references the “Company” refers only to Cousins Properties Incorporated and not to any of its subsidiaries or affiliates.
You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell anywhere or to anyone where or to whom the selling stockholders are not permitted to offer to sell securities under applicable law.
You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus prepared by us is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Except as specifically described below, information included in the SEC’s website is not incorporated by reference into this prospectus. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, annual reports, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website (http://investors.cousins.com/sec-filings) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.
We “incorporate by reference” into this prospectus some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus and any prospectus supplement. We incorporate by reference the documents and information listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and up until the time we sell all the securities offered by this prospectus and any prospectus supplement:
•Annual Report on Form 10-K for the year ended December 31, 2022; and
•the description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, as updated by Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2019, and as subsequently amended and updated from time to time.
We will provide without charge to each person to whom this prospectus is delivered, including any beneficial owner, a copy of the filings that have been incorporated by reference in this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) upon written or oral request by contacting us at the following address or telephone number:
Cousins Properties Incorporated
3344 Peachtree Road, N.E., Suite 1800
Atlanta, Georgia 30326
Attention: Investor Relations
Telephone: (404) 407-1000
We also maintain an Internet site at www.cousins.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus.

COUSINS PROPERTIES INCORPORATED
We are a self-administered and self-managed real estate investment trust, or REIT. Our core focus is on the acquisition, development, ownership, and management of Class A office assets and opportunistic mixed-use developments in Sunbelt markets, with a particular focus on Georgia, Texas, North Carolina, Arizona, Tennessee, and Florida. As of December 31, 2022, our portfolio of real estate assets consisted of interests in 36 operating office properties containing 18,825,000 rentable square feet of office space, one operating mixed-use property containing 448,000 square feet of space, and two projects under active development, that are expected to add 338,000 square feet of office space, 448,000 square feet of retail space, and 542 apartment units.
We have a comprehensive strategy in place based on a disciplined approach to capital allocation that includes value-add acquisitions, selective development projects, and timely dispositions of non-core assets as well as a simple, flexible, and low-leveraged balance sheet that allows us to pursue compelling growth opportunities at the most advantageous points in the cycle. This approach enables us to maintain a targeted, asset-specific approach to investing where we seek to leverage our acquisition and development skills, relationships, market knowledge, and operational expertise.
We intend to generate returns and create value for our shareholders through the further lease up of our portfolio, the execution of our development pipeline and through opportunistic investments within our core markets, including acquisitions and development projects.
We are a Georgia corporation and since 1987 have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code. We have been a public company since 1962, and our common stock trades on the New York Stock Exchange under the symbol “CUZ.”
FORWARD-LOOKING STATEMENTS
Certain matters contained in this prospectus and the documents that are incorporated by reference herein contain “forward-looking statements” within the meaning of the federal securities laws and are subject to uncertainties and risks, as itemized herein. These forward-looking statements include information about possible or assumed future results of the business and our financial condition, liquidity, results of operations, plans, and objectives. They also include, among other things, statements regarding subjects that are forward-looking by their nature, such as:
•guidance and underlying assumptions;
•business and financial strategy;
•future debt financings;
•future acquisitions and dispositions of operating assets or joint venture interests;
•future acquisitions and dispositions of land, including ground leases;
•future development and redevelopment opportunities, including fee development opportunities;
•future issuances and repurchases of common stock, limited partnership units, or preferred stock;
•future distributions;
•projected capital expenditures;
•market and industry trends;
•entry into new markets, changes in existing market concentrations, or exits from existing markets;
•future changes in interest rates and liquidity of capital markets; and

•all statements that address operating performance, events, investments, or developments that we expect or anticipate will occur in the future - including statements relating to creating value for stockholders.
Any forward-looking statements are based upon management's beliefs, assumptions, and expectations of our future performance, taking into account information that is currently available. These beliefs, assumptions, and expectations may change as a result of possible events or factors, not all of which are known. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in forward-looking statements. Actual results may vary from forward-looking statements due to, but not limited to, the following:
•the availability and terms of capital;
•the ability to refinance or repay indebtedness as it matures;
•the failure of purchase, sale, or other contracts to ultimately close;
•the failure to achieve anticipated benefits from acquisitions, investments, or dispositions;
•the potential dilutive effect of common stock or operating partnership unit issuances;
•the availability of buyers and pricing with respect to the disposition of assets;
•changes in national and local economic conditions, the real estate industry, and the commercial real estate markets in which we operate (including supply and demand changes), particularly in Atlanta, Austin, Tampa, Phoenix, Charlotte, Dallas, and Nashville, including the impact of high unemployment, volatility in the public equity and debt markets, and international economic and other conditions;
•the impact of a public health crisis and the governmental and third-party response to such a crisis, which may affect our key personnel, our tenants, and the costs of operating our assets;
•sociopolitical unrest such as political instability, civil unrest, armed hostilities, or political activism, which may result in a disruption of day-to-day building operations;
•changes to our strategy in regard to our real estate assets may require impairment to be recognized;
•leasing risks, including the ability to obtain new tenants or renew expiring tenants, the ability to lease newly developed and/or recently acquired space, the failure of a tenant to commence or complete tenant improvements on schedule or to occupy leased space, and the risk of declining leasing rates;
•changes in the needs of our tenants brought about by the desire for co-working arrangements, trends toward utilizing less office space per employee, and the effect of employees working remotely;
•any adverse change in the financial condition of one or more of our tenants;
•volatility in interest rates and insurance rates;
•inflation and continuing increases in the inflation rate;
•competition from other developers or investors;
•the risks associated with real estate developments (such as zoning approval, receipt of required permits, construction delays, cost overruns, and leasing risk);
•cyber security breaches;
•changes in senior management, changes in the Board of Directors, and the loss of key personnel;
•the potential liability for uninsured losses, condemnation, or environmental issues;

•the potential liability for a failure to meet regulatory requirements;
•the financial condition and liquidity of, or disputes with, joint venture partners;
•any failure to comply with debt covenants under credit agreements;
•any failure to continue to qualify for taxation as a real estate investment trust or meet regulatory requirements;
•potential changes to state, local, or federal regulations applicable to our business;
•material changes in the rates, or the ability to pay, dividends on common shares or other securities;
•potential changes to the tax laws impacting REITs and real estate in general; and
•those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by the Company.
The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “may,” “intend,” “will,” or similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in any forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise, except as required under U.S. federal securities laws.

RISK FACTORS
An investment in our securities involves significant risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference in this prospectus, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making a decision to invest in our securities.

USE OF PROCEEDS
Unless otherwise indicated in the accompanying prospectus supplement, we intend to use the net proceeds of any sale of securities for general corporate purposes. Pending application of such net proceeds, we will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to continue to qualify for taxation as a REIT.

DESCRIPTION OF COMMON STOCK
General
Our authorized common stock consists of 300,000,000 shares of common stock, par value $1.00 per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Cumulative voting for the election of directors is not permitted, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of common stock have no preemptive rights. At February 3, 2023, there were 151,531,398 shares of common stock outstanding.
Shares of common stock currently outstanding are listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “CUZ.” We will apply to the NYSE to list the additional shares of common stock to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.
All shares of common stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of common stock if and when declared by our board of directors out of funds legally available therefor.
Under Georgia law, shareholders are generally not liable for our debts or obligations. If Cousins is liquidated, subject to the rights of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.
Provisions of Our Articles of Incorporation and Bylaws
In addition to any vote otherwise required by applicable law, our Restated and Amended Articles of Incorporation, as amended, or Articles of Incorporation, provide that:
•any merger or consolidation of Cousins with or into any other corporation;
•any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Cousins;
•the adoption of any plan or proposal for the liquidation or dissolution of Cousins; or
•any reclassification of our securities or recapitalization or reorganization of Cousins, requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock. In addition, any amendment of or addition to our Articles of Incorporation or our Bylaws, as amended and restated, or our Bylaws, which would have the effect of amending, altering, changing or repealing the foregoing provisions of our Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the then outstanding shares of common stock.
The provisions of our Articles of Incorporation described above and those described below under the caption “Restrictions on Transfer” may make it more difficult, and thereby discourage, attempts to take over control of Cousins, and may make it more difficult to remove incumbent management. None of these provisions, however, prohibit an offer for all of the outstanding shares of our common stock or a merger of Cousins with another entity. Other than as set forth in this prospectus, our board of directors has no present plans to adopt any additional measures which would discourage a takeover or change in control of Cousins.
Restrictions on Transfer
In order for Cousins to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See “Certain

Federal Income Tax Considerations.” Because our board of directors believes that it is essential for us to continue to qualify as a REIT, our board of directors has adopted, and our shareholders have approved, provisions of our Articles of Incorporation restricting the acquisition of shares of stock.
Article 11 of our Articles of Incorporation generally prohibits any transfer of shares of stock which would cause the transferee of such shares to “Own” shares in excess of 3.9% in value of the outstanding shares of all classes of stock (the “Limit”). For purposes of Article 11, “Ownership” of shares is broadly defined to include all shares that would be attributed to a “Person” for purposes of determining whether Cousins is “closely held” under Section 856(a)(6) of the Code. The term “Person” is broadly defined to include an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(1) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include a corporate underwriter that participates in a public offering of our common stock for a period of seven days following the purchase of our common stock by such underwriter. “Person” does not include an organization that qualifies under Section 501(c)(3) of the Code and that is not a private foundation within the meaning of Section 509(a) of the Code. Article 11 also prohibits any Person, except for Persons who Owned shares in excess of the Limit on December 31, 1986, which we refer to as the Prior Owners, from Owning shares in excess of the Limit. Article 11 further prohibits Prior Owners (including certain family members and other persons whose shares are attributed to such Prior Owners under the relevant sections of the Code) from acquiring any shares not Owned as of December 31, 1986, unless after any such acquisition, such Prior Owner would not Own a percentage of the value of our outstanding shares of stock greater than the percentage of the value of our outstanding shares of stock Owned by such Prior Owner on December 31, 1986, excluding, for the purpose of calculating such Prior Owner’s Ownership percentage after such acquisition, shares acquired since December 31, 1986 through pro rata stock dividends or splits, shareholder approved stock plans or from Persons whose shares are attributed to such Prior Owner for determining compliance with the stock ownership requirement.
Our Articles of Incorporation allow our board of directors, in the exercise of its sole and absolute discretion, to except from the Limit certain specified shares of stock proposed to be transferred to a Person who provided our board of directors with such evidence, undertakings and assurances our board of directors may require that such transfer to such Person of the specified shares of stock will not prevent our continued qualification as a REIT under the Code. Our board of directors may, but is not required to, condition the grant of any such exemption on obtaining an opinion of counsel, a ruling from the Internal Revenue Service, assurances from one or more third parties as to future acquisitions of shares or such other assurances as our board of directors may deem to be satisfactory.
If, notwithstanding the prohibitions contained in Article 11, a transfer occurs which, absent the prohibitions, would have resulted in the Ownership of shares in excess of the Limit or in excess of those owned by a Prior Owner on December 31, 1986, such transfer is void and the transferee acquires no rights in the shares. Shares attempted to be acquired in excess of the Limit or shares attempted to be acquired by a Prior Owner after December 31, 1986, as the case may be, would constitute “Excess Shares” under Article 11.
Excess Shares have the following characteristics under Article 11:
•Excess Shares shall be deemed to have been transferred to Cousins as Trustee of a trust (the “Trust”) for the exclusive benefit of the Person or Persons to whom the Excess Shares are later transferred;
•An interest in the Trust (representing the number of Excess Shares held by the Trust attributable to the particular transferee) shall be transferable by the transferee (1) at a price not exceeding the price paid by such transferee in connection with the transfer to it or (2) if the shares became Excess Shares in a transaction other than for value, at a price not exceeding the Market Price (as defined in our Articles of Incorporation) on the date of transfer, and only to a Person who could Own the shares without the shares being deemed Excess Shares;
•Excess Shares shall not have any voting rights and shall not be considered for the purposes of any shareholder vote or of determining a quorum for such vote, but shall continue to be reflected as issued and outstanding stock of Cousins;

•No dividends or distributions shall be paid with respect to Excess Shares, and any dividends paid in error on Excess Shares are payable back to us upon demand; and
•Excess Shares shall be deemed to have been offered for sale to Cousins for the period of 90 days following the date on which the shares become Excess Shares, if notice is given by the transferee to us, or the date on which our board of directors determines that such shares are Excess Shares, if notice is not given by the transferee to Cousins. During such 90-day period, we may accept the offer and purchase any or all of such Excess Shares at the lesser of the price paid by the transferee and the Market Price (as defined) on the date we accept the offer to purchase. Before any transfer of Excess Shares to any transferee, we must (1) be notified, (2) waive our rights to accept the offer to purchase the Excess Shares, and (3) determine in good faith that the shares do not constitute Excess Shares in the hands of the transferee.

Under Article 11, if any Person acquires shares in violation of the prohibitions in Article 11, and we would have qualified as a REIT under the Code but for such acquisition, that Person must indemnify us in an amount equal to the amount that will put us in the same financial position as we would have been in had we not lost our qualified REIT status. Such amount includes the full amount of all taxes, penalties, interest imposed and all costs (plus interest thereon) incurred by us as a result of losing our qualified REIT status. Such indemnification is applicable until we are again able to elect to be taxed as a REIT. If more than one Person has acquired shares in violation of Article 11 at or prior to the time of the loss of REIT qualification, then all such Persons shall be jointly and severally liable for the indemnity.
Article 11 also requires our board of directors to take such action as it deems advisable to prevent or refuse to give effect to any transfer or acquisition of our stock in violation of Article 11, including refusing to make or honor on our books, or seeking to enjoin, a transfer in violation of Article 11. Article 11 does not limit the authority of our board of directors to take any other action as it deems necessary or advisable to protect us and the interests of our shareholders by preserving our qualified REIT status.
Article 11 further requires any Person who acquires or attempts to acquire shares in violation of Article 11 to give us written notice of such transaction and to provide us with such other relevant information as we may request. We can request such information from any Person that we determine, in good faith, is attempting to acquire shares in violation of Article 11.
Limitation of Directors’ Liability
Our Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to Cousins or our shareholders for monetary damages for breaches of such director’s duty of care or other duties as a director. Our Articles of Incorporation do not provide for the elimination of, or any limitation on, the personal liability of a director for (1) any appropriation, in violation of the director’s duties, of any business opportunity of Cousins, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) unlawful corporate distributions or (4) any transaction from which the director derived an improper personal benefit. These provisions of our Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director’s duties to such shareholder or Cousins.
Under Article VI of our Bylaws, we are required to indemnify any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including any action by or in the right of Cousins), by reason of the fact that he is or was a director, officer, agent or employee of Cousins against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding provided that such person shall not be indemnified in any proceeding in which he is adjudged liable to us for:
•any appropriation, in violation of his duties, or of any business opportunity of Cousins;
•acts or omissions which involve intentional misconduct or knowing violation of law;

•unlawful corporate distributions; or
•any transaction from which such person received improper personal benefit.
Expenses incurred by any person according to the foregoing provisions shall be paid by us in advance of the final disposition of such proceeding upon receipt of the written affirmation of such person’s good faith belief that he has met the standards of conduct required under our Bylaws.
Indemnification Agreements with Directors and Certain Officers
We have entered into indemnification agreements with our directors and certain officers providing contractual indemnification by us to the maximum extent authorized by law.
Shareholder Action
Our Bylaws allow action by the shareholders without a meeting only by unanimous written consent.
Advance Notice for Shareholder Proposals or Nominations at Meetings
In accordance with our Bylaws, shareholders may, (i) nominate persons for election to the board of directors or bring other business before an annual meeting of shareholders and (ii) nominate persons for election to the board of directors at a special meeting of shareholders, only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the 10th day following the day on which the date of the special meeting and either the names of the nominees proposed to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed. Any notice provided by a shareholder under these provisions must include the information specified in our Bylaws.
Georgia Anti-Takeover Statutes
The Georgia Business Corporation Code restricts certain business combinations with “interested shareholders” and contains fair price requirements applicable to certain mergers with certain interested shareholders that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. Cousins has not elected to be covered by these restrictions, but, although we have no present intention to do so, could elect to do so in the future.
The Georgia Business Corporation Code regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an interested shareholder of the corporation, unless either:
•the transaction resulting in such acquiror becoming an interested shareholder or the business combination received the approval of the corporation’s board of directors prior to the date on which the acquiror became an interested shareholder;
•the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an interested shareholder; or
•the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, subsequent to the transaction in which the acquiror became an interested shareholder, and the business combination is approved by a majority of the shares entitled to vote, exclusive of shares owned by the interested shareholder, directors and officers of the corporation, certain affiliates of the corporation and the interested shareholder and certain employee stock plans.

For purposes of this statute, an interested shareholder generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved interested shareholder for a period of five years after the date on which such person became an interested shareholder.
The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.
The Georgia Business Corporation Code also prohibits certain business combinations between a Georgia corporation and an interested shareholder unless:
•certain “fair price” criteria are satisfied;
•the business combination is unanimously approved by the continuing directors;
•the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder; or
•the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any 12-month period.
The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified “fair price” requirements.
Other Matters
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any other securities offered by any prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered by this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•the title of such warrants;
•the aggregate number of such warrants;
•the price or prices at which such warrants will be issued;
•the designation, number and terms of shares of common stock purchasable upon exercise of such warrants;
•the process for changes to or adjustments in the exercise price;
•the date, if any, on and after which such warrants and the related common stock will be separately transferable;
•the price at which each share of common stock purchasable upon exercise of such warrants may be purchased;

•the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•the minimum or maximum amount of such warrants which may be exercised at any one time;
•information with respect to book-entry procedures, if any;
•a discussion of certain federal income tax considerations; and
•any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
DESCRIPTION OF DEBT SECURITIES
The debt securities will be issued under an indenture between us and the trustee, who will be named in the applicable prospectus supplement. The indenture will be subject to the Trust Indenture Act of 1939, as amended. As used in this prospectus, debt securities means any debentures, notes, bonds and other evidences of indebtedness that we may issue and the trustee authenticates and delivers under the indenture.
We have summarized in this section the selected terms and provisions of the indenture to which any prospectus supplement may relate. This summary is not complete. A form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated into this section by reference. You should read the indenture for additional information before you buy any debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by those contained in that prospectus supplement.
General
The debt securities will be our direct, unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. The indenture will not limit the amount of debt securities that we may issue and will permit us to issue debt securities from time to time. The indenture provides that debt securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized by us from time to time. Debt securities issued under the indenture will be issued as part of a series that has been established by us pursuant to the indenture.
A prospectus supplement relating to each series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:
•the title of the debt securities;
•any limit on the total principal amount of the debt securities;
•the price at which the debt securities will be issued;
•the date or dates on which the principal of the debt securities will be payable;
•the interest rate on the debt securities, if any;
•the date from which interest will accrue;
•the record and interest payment dates for the debt securities;
•the location (other than New York City, Manhattan) of the paying agent;
•any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities prior to their final maturity;
•any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•if other than denominations of $2,000 and any integral multiples of $1,000, the denominations in which any of our debt securities are issuable;
•if other than the trustee, the identity of each security registrar and/or paying agent;
•the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;
•any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;
•whether the provisions described under the heading “Defeasance” below apply to the debt securities;
•any modifications or additions to the events of default;
•any modifications or additions to the covenants;
•whether the debt securities will be issued in certificated form or book-entry form and whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;
•the form of the securities;
•the terms of any right to convert or exchange the debt securities into any other securities or property; and
•any other terms of the debt securities.
As described in each prospectus supplement relating to any particular series of debt securities offered thereby, the indenture may contain covenants limiting:
•the incurrence of debt by us;
•the incurrence of debt by our subsidiaries;
•the making of certain payments by us and our subsidiaries;
•subsidiary mergers;
•the business activities of us and our subsidiaries;
•the issuance of preferred stock of subsidiaries;
•asset dispositions;
•transactions with affiliates;
•the granting of liens; and
•mergers and consolidations involving us.
The indenture may also include any such other covenants as set forth in the applicable prospectus supplement.
Trustee
There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated, any action described herein to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.
Payment; Transfer
We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or where you can transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.
Denominations
Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $2,000 each or multiples of $1,000.
Original Issue Discount
Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.
Consolidation, Merger or Sale
The indenture generally will permit a consolidation or merger between us and another entity. It will also permit the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another entity. These transactions will be permitted if:
•we are the continuing entity or, if not, the resulting or acquiring entity assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and
•immediately after the transaction, no event of default (as defined in the indenture) exists.
If we consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring company may be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor company may be able to exercise our rights and powers under the indenture, in our name or in its own name and we may be released from all of our liabilities and obligations under the indenture and under the debt securities.
Modification and Waiver
Under the indenture, some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:
•reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;
•reduce the rate of or change the time for payment of interest, including defaulted interest;

•reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;
•make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;
•modify the ranking or priority of the debt securities;
•make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;
•waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or
•make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.
We and the trustee will be able to modify and amend the indenture without the consent of any holder of debt securities for any of the following purposes:
•cure any ambiguity, omission, defect or inconsistency;
•comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;
•provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;
•create a series and establish its terms;
•provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or
•make any change that does not adversely affect the rights of any holder.
Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will be able to, on behalf of all holders of that series:
•waive our compliance with certain restrictive covenants of the indenture; and
•waive any past default under the indenture, except:
◦a default in the payment of the principal of or any premium or interest on any debt securities of that series; or
◦a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.
Events of Default
Unless the applicable prospectus supplement states otherwise, “event of default,” when used in the indenture with respect to any series of debt securities, may include any of the following:

•failure to pay interest on any debt security of that series for 30 days after the payment is due;
•failure to pay the principal of or any premium on any debt security of that series when due;
•failure to perform any other covenant in the indenture that applies to any debt securities of that series for 60 days after we have received written notice by registered or certified mail of the failure to perform in the manner specified in the indenture;
•certain events of bankruptcy, insolvency or reorganization; or
•any other event of default that may be specified for the debt securities of that series when that series is created.
If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series will be able to declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration.
The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an event of default occurs and continues.
An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture will require us to certify to the trustee each year that defaults do not exist under the terms of the indenture. The trustee will withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers such withholding of notice to be in the best interests of the holders.
Other than its duties in the case of a default, a trustee will not be obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will be able to, with respect to the debt securities of that series, direct:
•the time, method and place of any proceeding for any remedy available to the trustee; or
•the exercise of any trust or power conferred upon the trustee.
The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:
•the holder has previously given the trustee written notice of a continuing event of default with respect to that series;
•the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;
•such holder or holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;
•the trustee has not started such proceeding within 60 days after receiving the request; and
•the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce such payment.
Defeasance
Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we will be able to provide that the debt securities of that series will be subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series on the dates such payments are due under the indenture and the terms of the debt securities. As used above, “government obligations” will mean:
•securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or
•securities of government agencies backed by the full faith and credit of such government.
In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:
•the indenture will no longer apply to the debt securities of that series, except for certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and
•holders of debt securities of that series will only look to the trust for payment of principal, any premium and interest on the debt securities of that series.
Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the indenture, we will be able to provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and make the deposit described under the heading “Defeasance and Discharge” above, we will not have to comply with certain restrictive covenants and events of default contained in the indenture.
In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect.
If we exercise our option not to comply with the covenants listed above and the debt securities of such series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or government obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of such series on the date such payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.
Condition. Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

DESCRIPTION OF PREFERRED STOCK
This section describes the general terms and provisions of our preferred stock that may be offered by this prospectus as well as a description of our limited voting preferred stock issued in connection with our transactions with Parkway Properties, Inc. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock. You should read our Articles of Incorporation and the amendment to our Articles of Incorporation establishing the terms of our preferred stock relating to the applicable series of the preferred stock, including the amendment establishing the terms of our limited voting preferred stock, for additional information before you make a decision to invest in our preferred stock.
Our Preferred Stock Generally
Pursuant to our Articles of Incorporation, our board of directors has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, $1.00 par value per share, inclusive of 7,335,000 shares designated as our limited voting preferred stock. As of February 17, 2023, there were no shares of our limited voting preferred stock issued and outstanding. The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:
•the dividend rate, the times of payment and the date from which dividends will accumulate, if dividends are to be cumulative;
•whether and upon what terms the shares will be redeemable;
•whether and upon what terms the shares will have a sinking fund;
•whether and upon what terms the shares will be convertible or exchangeable;
•whether the shares will have voting rights and the terms thereof;
•the rights of the holders upon our liquidation, dissolution or winding-up;
•restrictions on transfer to preserve our tax status as a REIT; and
•any other relative rights, powers and limitations or restrictions.
These terms will be described in the applicable prospectus supplement for any series of preferred stock that we offer. In addition, you should read the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:
•the title of the series of preferred stock and the number of shares offered;
•the initial public offering price at which we will issue the preferred stock; and
•any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.
When we issue the preferred stock, the shares will be fully paid and non-assessable. This means that the full purchase price for the outstanding preferred stock will have been paid and the holders of such preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:
•each series of preferred stock will rank senior to our common stock and equally in all respects with the outstanding shares of each other series of preferred stock; and
•the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the holders of preferred stock will have no right, as holders of preferred stock, to buy any portion of those issued securities.

Shareholder Liability
Georgia law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of a Georgia corporation. This means that our funds and property will be the only recourse for these acts or obligations.
Restrictions on Ownership
As discussed above under “Description of Common Stock-Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding stock, including any of our preferred stock, in addition to the restrictions currently applicable to all classes of our stock pursuant to Article 11 of our Articles of Incorporation. Therefore, the Articles of Amendment establishing the terms of each series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.
Registrar and Transfer Agent
The Registrar and Transfer Agent for the preferred stock will be set forth in the applicable prospectus supplement.
Limited Voting Preferred Stock
Dividend Rights. No dividends or other distributions will be paid with respect to the shares of our limited voting preferred stock, and holders of our limited voting preferred stock are not entitled or eligible to receive any dividends or other distributions from us with respect to our limited voting preferred stock.
Voting Rights. Each share of our limited voting preferred stock entitles the holder to one vote on the following matters only, and only in circumstances for which such holders are entitled to vote by our Articles of Incorporated, as amended, or as otherwise required by the Georgia Business Corporation Code, or the GBCC: (i) the election of directors; (ii) any amendment, alteration or repeal of any provision of our Articles of Incorporation; (iii) any merger, consolidation, reorganization or other business combination of us with or into any other entity; (iv) the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all our assets in a single transaction or series of related transactions; or (v) any liquidation, dissolution or winding up of us. With respect to any matter on which the holders of our limited voting preferred stock are entitled to vote, the holders of our limited voting preferred stock and our common stock will vote together as a single class, except as otherwise required by the GBCC.
Redemption Rights. In the event that a holder of shares of our limited voting preferred stock transfers (1) any one share of our limited voting preferred stock and one unit of limited partnership interest of Cousins Partnership, LP, which we refer to collectively as a Paired Unit to any person other than a permitted transferee (as defined in our Articles of Incorporation), (2) any share of our limited voting preferred stock separate and apart from a unit of limited partnership interest of Cousins Properties, LP with which the limited voting preferred stock is paired, which we refer to as the Paired Partnership Unit, or (3) any Paired Partnership Unit separate and apart from the share of our limited voting preferred stock with which it is paired, then in each case the share of our limited voting preferred stock included in such Paired Unit shall automatically be redeemed by us without consideration. In the event that any Paired Partnership Unit is redeemed pursuant to the terms and conditions of the Cousins Partnership, LP Limited Partnership Agreement, the share of our limited voting preferred stock paired with such Paired Partnership Unit shall automatically be redeemed by us without consideration. In addition, to the extent that a share of our limited voting preferred stock is not otherwise paired with a Partnership Unit, such share shall automatically be redeemed by us without consideration.
Conversion Rights. Our limited voting preferred stock is not convertible into or exchangeable for any other of our properties or securities.

DESCRIPTION OF DEPOSITARY SHARES
General
This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.
We may issue fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a fractional ownership interest in one share of preferred stock,and will be evidenced by a depositary receipt. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary, which will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, and the holders from time to time of the depositary receipts evidencing the depositary shares. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of preferred stock represented by that depositary share, to all the rights and preferences of the shares of preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).
Immediately following the issuance of the shares of preferred stock, we will deposit the shares of preferred stock with the depositary.
We have summarized selected terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We will file the form of deposit agreement, including the form of depositary receipt, as an exhibit to a Current Report on Form 8-K before we issue the depositary shares. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.
Dividends and Other Distributions
The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of preferred stock to the record holders of depositary shares relating to the underlying shares of preferred stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the shares of preferred stock.
The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.
Redemption of Depositary Shares
If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the shares of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the shares of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed.
In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed may be selected by the depositary pro rata or in any other manner determined by the depositary to be equitable and that preserves our REIT status. In any such case, we may redeem depositary shares only in certain increments.
After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.
Conversion
If any series of preferred stock underlying the depositary shares is subject to conversion, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert the depositary shares.
Withdrawal of Preferred Stock
Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit those shares of preferred stock under the deposit agreement or to receive depositary receipts for those shares of preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
Voting the Shares of Preferred Stock
When the depositary receives notice of any meeting at which the holders of the shares of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the shares of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the shares of preferred stock, may instruct the depositary to vote the amount of the shares of preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the shares of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the shares of preferred stock, it will vote all depositary shares of that series held by it proportionately with instructions received.
Liquidation Preference
In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the applicable prospectus supplement will set forth the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by a depositary receipt.
Amendment and Termination of the Deposit Agreement
We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.
The deposit agreement will automatically terminate if:
•all outstanding depositary shares have been redeemed; or
•a final distribution in respect of the shares of preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding-up.
We may terminate the deposit agreement at any time, and the depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of preferred stock as are represented by those depositary shares.
Charges of Depositary; Taxes and Other Governmental Charges
We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.
Resignation and Removal of Depositary
The depositary may resign at any time by giving us notice, and we may remove or replace the depositary at any time.
Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
Reports to Holders
We will deliver all required reports and communications to holders of the shares of preferred stock to the depositary. It will forward those reports and communications to the holders of depositary shares.
Limitation on Liability of Depositary
The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.
Restrictions on Ownership
As discussed above under “Description of Common Stock-Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals, including certain entities that are treated as individuals for this purpose, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any of our preferred stock. Therefore, the Articles of Amendment establishing the terms of each series of preferred stock underlying the depositary shares may contain provisions restricting the ownership and transfer of the preferred stock. The deposit agreement may contain similar provisions. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock and any depositary shares.
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes the U.S. material federal income tax considerations relating to our taxation as a REIT under the Code. As used in this section, the terms “we” and “our” refer solely to Cousins Properties Incorporated and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Code.
This section also summarizes U.S. material federal income tax considerations relating to the ownership and disposition of our common stock. A prospectus supplement will contain information about additional U.S. federal income tax considerations, if any, relating to a particular offering of warrants, debt securities, preferred stock, or depositary shares.
King & Spalding LLP has reviewed this summary and is of the opinion that the discussion contained herein, to the extent it constitutes statements of law, fairly summarizes the U.S. federal income tax consequences that are material to a holder of our common stock, although King & Spalding LLP has not rendered any opinion as to our status as a qualified REIT under the Code. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders who are subject to special treatment under the federal income tax laws (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, persons holding our stock indirectly through other vehicles, such as partnerships, trusts, or other entities, holders who receive our stock through the exercise of employee stock options or otherwise as compensation and persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated transaction).
The information in this section is based on the current provisions of the Code, current final, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies reflected in private letter rulings issued to other taxpayers, which would not be binding on the Internal Revenue Service in any of its dealings with us. These sources are being relied upon as of the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of law, on which the information in this section is based. Any change of this kind could apply retroactively to transactions preceding the date of the change in law. Even if there is no change in applicable law, no assurance can be provided that the statements made in the following discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.
Each prospective shareholder is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of our status as a REIT and the ownership and sale of our stock. This includes the federal, state, local, and foreign income and other tax consequences of the ownership and sale of our stock, and the potential impact of changes in applicable tax laws.
Tax Reform Legislation
In recent years, numerous legislative, judicial, and administrative changes have been made in the provisions of federal and state income tax laws applicable to investments similar to an investment in our shares. In particular, the comprehensive tax reform legislation enacted in December 2017 and commonly known as the Tax Cuts and Jobs Act (“TCJA”) made many significant changes to the U.S. federal income tax laws that have profoundly impacted the taxation of individuals and corporations (including both regular C corporations and corporations that have elected to be taxed as REITs). A number of changes that affect noncorporate taxpayers will expire at the end of 2025 unless Congress acts to extend them. Among other changes, the Coronavirus Aid, Relief, and Economic Security Act, or

CARES Act, signed into law on March 27, 2020, makes certain changes to the TCJA. These changes have impacted us and our stockholders in various ways, some of which are adverse or potentially adverse compared to prior law. Additional changes to tax laws were enacted with the Inflation Reduction Act (“IRA”) of 2022, signed into law on August 16, 2022. Many of the material provisions of the IRA exempt REITs. To date, the IRS has issued only limited guidance with respect to certain of the new provisions, and there are numerous interpretive issues that will require further guidance. It is highly likely that technical corrections of legislation will be needed to clarify certain aspects of the new law and give proper effect to Congressional intent. There can be no assurance, however, that technical clarifications or changes needed to prevent unintended or unforeseen tax consequences will be enacted by Congress in the near future. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure investors that any such changes will not adversely affect the taxation of our stockholders. Any such changes could have an adverse effect on an investment in shares or on the market value or the resale potential of our properties. Investors are urged to consult with their own tax advisor with respect to the impact of recent legislation on ownership of shares and the status of legislative, regulatory, or administrative developments and proposals, and their potential effect on ownership of shares.
Taxation of Cousins Properties Incorporated
General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, and we believe that we have met the requirements for qualification and taxation as a REIT since our initial REIT election in 1987. We intend to continue to operate in such a manner as to continue to so qualify, but no assurance can be given that we have qualified or will remain qualified as a REIT. We have not requested and do not intend to request a ruling from the Internal Revenue Service as to our current status as a REIT. However, we have received an opinion from Deloitte Tax LLP stating that, since the commencement of our taxable year which began December 31, 2012 through the taxable year ending December 31, 2022, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual method of operation has enabled, and our proposed method of organization and operation will enable, us to continue to meet the requirements for qualification and taxation as a REIT, provided that we have been organized and have operated and continue to be organized and to operate in accordance with certain assumptions and certain representations made by us. It must be emphasized that this opinion is based on various assumptions and on our representations concerning our organization and operations, including an assumption that we qualified as a REIT at all times from January 1, 1987 through December 30, 2011, and including representations regarding the nature of our assets and the conduct and method of operation of our business. The opinion cannot be relied upon if any of those assumptions and representations later prove incorrect. Moreover, continued qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various REIT qualification tests imposed under the Code, the results of which will not be reviewed by Deloitte Tax LLP. Accordingly, no assurance can be given that the actual results of our operations will satisfy such requirements. Additional information regarding the risks associated with our failure to qualify as a REIT is set forth in the risk factors that are incorporated by reference in this prospectus, as described under the caption “Risk Factors.”
The opinion of Deloitte Tax LLP is based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in the opinion. Moreover, unlike a tax ruling (which we will not seek), this opinion is not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service could not successfully challenge our status as a REIT.
If we have qualified and continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income and capital gain that we distribute (or are deemed to distribute) currently to our shareholders. Even if we qualify as a REIT, however, we will be subject to federal income taxes under the following circumstances. First, we will be taxed at the regular corporate rate (currently 21%) on any undistributed taxable income, including undistributed net capital gains. Second, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate (currently 21%) on such income. Third, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. This 100% tax on income from prohibited transactions is discussed in more detail below. Fourth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the income attributable to the greater of the amount by which we failed the 75% or 95% test, multiplied by a fraction intended to reflect our profitability. Fifth, if we were to violate one or more of the REIT asset tests (as discussed below) under certain circumstances, but the violation was due to reasonable cause and not willful neglect and we were to take certain remedial actions, we may avoid a loss of our REIT status by, among other things, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during a specified period. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income (including net capital gain) from prior years, subject to certain adjustments, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset, directly or indirectly, from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which our basis in the asset is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 5-year period beginning on the date on which we acquired such asset, then, to the extent of such property’s “built-in” gain (the excess of the fair market value of such property at the time we acquired it over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable. We refer to this tax as the “Built-in Gains Tax.” Ninth, if we fail to satisfy certain of the REIT qualification requirements under the Code (other than the gross income and asset tests), and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure to maintain our REIT status. Finally, if we fail to comply with the requirements to send annual letters to certain shareholders requesting information regarding the actual ownership of our outstanding stock and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.
Activities conducted by our taxable REIT subsidiaries, including Cousins TRS Services LLC, or CTRS, and its subsidiaries, are subject to federal income tax at regular corporate rates. In general, a taxable REIT subsidiary may engage in activities that, if engaged in directly by a REIT, would produce income that does not satisfy the REIT gross income tests, described below, or income that, if earned by the REIT, would be subject to the 100% tax on prohibited transactions, also described below. A number of constraints, however, are imposed on REITs and their taxable REIT subsidiaries to ensure that taxable REIT subsidiaries pay an appropriate corporate-level tax on their income. For example, if our taxable REIT subsidiaries make deductible payments to us (such as interest or rent), and the amount of those deductible payments is determined by the Internal Revenue Service to exceed the amount that unrelated parties would charge to each other, we would be subject to a 100% penalty tax on the excess payments. We would incur a similar 100% penalty tax on a portion of the rent we receive from our tenants, to the extent the Internal Revenue Service determines that the rent payments are attributable to certain services provided to our tenants by our taxable REIT subsidiaries without receiving adequate compensation either from us or from our tenants. Finally, beginning with our 2016 taxable year, if the Internal Revenue Service determines that one of our taxable REIT subsidiaries has derived less gross income (less properly allocable deductions) attributable to services provided to us (or on our behalf) by the taxable REIT subsidiary (but not including services provided to our tenants) than would be derived by parties acting at arm’s length, we would be subject to a 100% penalty tax on the shortfall.
Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:
(1)which is managed by one or more trustees or directors;
(2)the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;
(4)which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5)the beneficial ownership of which is held by 100 or more persons;

(6)not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);
(7)which makes an election to be a REIT (or has made such an election for a previous taxable year, which election has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT status;
(8)which uses the calendar year as its taxable year;
(9)which meets certain other tests, described below, regarding the nature of its income and assets and regarding distributions to its shareholders;
(10)that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and
(11)that has not been a party to certain spin-off transactions that are tax-deferred under section 355 of the Code.
The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, and that condition (6) must be met during the last half of each taxable year. We have issued sufficient shares of our common stock with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). We will be treated as having met condition (6) above if we complied with certain Treasury Regulations for ascertaining the ownership of our stock and if we did not know (or after the exercise of reasonable diligence would not have known) that our stock was sufficiently closely held to cause us to fail condition (6). In addition, Article 11 of our Articles of Incorporation contains restrictions regarding the transfer and ownership of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above but without causing us to violate the freely transferable shares requirement described in clause (2) above. See “Description of Common Stock-Restrictions on Transfer.”
In the case of a REIT owning an interest in a partnership, joint venture, limited liability company, or other legal entity that is classified as a partnership for federal income tax purposes (which we refer to collectively as partnerships), the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share (based on the REIT’s capital interest in the partnership). In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests that are discussed below. We own substantially all of our properties through our operating partnership, Cousins Properties LP (our “Operating Partnership”), and our Operating Partnership owns interests in a number of partnerships (the “Subsidiary Partnerships”), and our proportionate share of the assets, liabilities and items of income from our Operating Partnership and the Subsidiary Partnerships are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.
Income Tests. To maintain our qualification as a REIT, we must satisfy two gross income requirements annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, mortgage interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.
Rents that we receive will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as “rents from real property” if we directly or constructively were deemed to own 10% or more of the ownership interests in such tenant (a “Related Party Tenant”), unless such tenant is our taxable REIT subsidiary and certain other conditions are satisfied. Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rent to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to our tenants, other than through an “independent contractor” from whom we derive no revenue. The “independent contractor” requirement, however, does not apply to the extent the services we provide are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, the “independent contractor” requirement will not apply to noncustomary services we provide, if the annual value of such noncustomary services does not exceed 1% of the gross income derived from the property with respect to which the noncustomary services are provided (the “1% de minimis exception”). For this purpose, such services may not be valued at less than 150% of our direct cost of providing the services, and any gross income deemed to have been derived by us from the performance of noncustomary services pursuant to the 1% de minimis exception will constitute nonqualifying gross income under the 75% and 95% gross income tests. In addition, our taxable REIT subsidiaries are permitted to provide noncustomary services to our tenants without causing the rents we receive from such tenants to be disqualified as “rents from real property.”
From time to time, we may derive rent from certain tenants based, in whole or in part, on the net profits of the tenant, rent from Related Party Tenants, or rent that is more than 15% attributable to personal property. However, the amount of such nonqualifying rent income, if any, is not expected to be material, and we have complied and believe we will continue to comply with the 95% and 75% gross income tests. In addition, based on our knowledge of the real estate markets in the geographic regions in which we operate, we believe that the services that are provided to the tenants of our properties generally will be considered “usually or customarily” rendered in connection with the rental of comparable real estate. Further, we intend to provide any noncustomary services only through qualifying independent contractors, through our taxable REIT subsidiaries or in compliance with the 1% de minimis exception.
Our Operating Partnership manages certain properties held by the Subsidiary Partnerships, and, in return for such services, the Operating Partnership receives certain management and accounting fees. We obtained a ruling from the Internal Revenue Service that the portion of such fees that is apportioned to the capital interests of the other partners constitutes non-qualifying gross income for purposes of Section 856 of the Code and that the portion of each fee that is apportioned to our capital interest is disregarded for purposes of Section 856 of the Code. We also expect to receive certain other types of non-qualifying income, such as dividends and interest paid by CTRS to us (which will qualify under the 95% gross income test but not under the 75% gross income test). We believe, however, that the aggregate amount of such non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.
If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect and we attach a schedule to our federal income tax return containing certain information concerning our gross income. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “General,” even if these relief provisions were to apply, a tax would be imposed with respect to the excess non-qualifying income.
Asset Tests. At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including our allocable share of real estate assets held by the Operating Partnership and the Subsidiary Partnerships), certain temporary investments in stock or debt instruments purchased with the proceeds of a stock offering or a public offering of long-term debt (but only for the one-year period beginning on the date we receive the applicable offering proceeds), cash, certain cash items and government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s debt and equity securities that we own may not exceed 5% of the value of our total assets (the “5% asset test”). Fourth, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities (the “10% voting securities test”). Fifth, we may not own more than 10% of the total value of any one issuer’s outstanding debt and equity securities (the “10% value test”), subject to certain exceptions. Mortgage debt secured by real estate assets constitutes a “real estate asset” and does not constitute a “security” for purposes of the foregoing tests. For taxable years beginning after December 31, 2015, debt instruments issued by publicly offered REITs are also treated as real estate assets, but not more than 25% of our assets may consist of debt instruments issued by publicly offered REITs that would not otherwise qualify as real estate assets.
The following assets are not treated as “securities” held by us for purposes of the 10% value test: (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.
The 5% asset test, the 10% voting securities test, and the 10% value test do not apply to the securities of a taxable REIT subsidiary. However, the value of the debt and equity securities of all taxable REIT subsidiaries we own cannot represent more than 20% (for pre-2009 and post-2017 taxable years) or 25% (for the taxable years 2009 through 2017) of the value of our total assets. Any corporation in which a REIT directly or indirectly owns stock (other than another REIT, a corporation which directly or indirectly operates or manages a lodging facility or a health care facility, and, with certain exceptions, a corporation which directly or indirectly provides to any person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated) may be treated as a taxable REIT subsidiary if the REIT and the corporation file a joint election with the Internal Revenue Service for the corporation to be treated as a taxable REIT subsidiary of the REIT.
We own 100% of the stock of CTRS, and we also have made loans to CTRS. We have filed a joint election with CTRS to have CTRS, as well as its corporate subsidiaries, treated as our taxable REIT subsidiaries, effective as of January 1, 2001. Accordingly, the debt and equity securities of CTRS that we hold are not subject to the 5% asset test, the 10% voting securities test, or the 10% value test.
We believe that the value of our debt and equity securities of CTRS and of our other taxable REIT subsidiaries has represented, at all relevant times, less than 20% (for pre-2009 taxable years) or less than 25% (for post-2008 taxable years) of the value of our total assets and will represent less than 20% of the value of our total assets for post-2017 taxable years. With respect to taxable years ending on or prior to December 31, 2000, we believe that the securities of each such issuer also represented less than 5% of the value of our total assets. We also believe that the value of the securities, including unsecured debt, of each other issuer in which we have owned an interest, excluding equity interests in partnerships (which are looked through rather than treated as securities for purposes of the REIT asset tests), has never exceeded 5% of the total value of our assets and that we have complied with the 10% voting securities test and the 10% value test (taking into account the various exceptions referred to above). Finally, we also believe that the aggregate value of our assets that are not qualifying assets for purposes of the 75% asset test (including the non-mortgage debt and equity securities of our taxable REIT subsidiaries) does not exceed 25% of the value of our total assets. No independent appraisals have been obtained, however, to support these conclusions, and Deloitte Tax LLP, in rendering the tax opinion described above, is relying upon our representations regarding the value of our securities and our other assets. Although we plan to take steps to ensure that we continue to satisfy all of the applicable REIT asset tests, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in the taxable REIT subsidiaries or changes in our other investments.
If we were to fail any of the asset tests discussed above at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions.
Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000 per failure, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). It is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.
Annual Distribution Requirements. To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates (currently 21%). Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income (including any net capital gain) from prior periods, subject to certain adjustments, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we may not have sufficient cash or liquid assets, from time to time, to meet the distribution requirements due to timing differences between the receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses (such as principal amortization or capital expenses) exceeds the amount of noncash deductions (such as depreciation). Further, under amendments to Section 451 of the Code made by the TCJA, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income. In the event that such timing differences occur, we may need to borrow money, sell assets, pay taxable stock dividends (for example, where shareholders may elect to receive a dividend paid in cash or with newly issued shares of our common stock), or take other measures to permit us to pay the required dividends. In addition, Section 162(m) of the Code places a per-employee limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer, chief financial officer, and certain other highly-compensated executive officers. Recent changes to Section 162(m) made by the TCJA and effective for taxable years following December 31, 2017, which include elimination of an exception that formerly permitted certain performance-based compensation to be deducted even if in excess of $1 million and the expansion of the group of covered employees to which the limit applies, which may have the effect of increasing our REIT taxable income.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and penalties, if any, to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify. If we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision.
If we were to fail to qualify for taxation as a REIT in any taxable year and no relief provisions were to apply, we would be subject to tax on our taxable income at the regular corporate rate. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our shareholders will be taxable as regular dividend income. Under these circumstances, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction and individual shareholders may be eligible for a reduced tax rate on “qualified dividend income” received from regular C corporations. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. In addition, to re-elect REIT status after being disqualified, we would have to distribute as dividends, no later than the end of our first taxable year as a re-electing REIT, all of the earnings and profits attributable to any taxable years for which we were a taxable C corporation. Thus, to re-elect REIT status after being disqualified, we could be required to incur substantial indebtedness or liquidate substantial investments in order to make such distributions.
Prohibited Transactions Tax. Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year of sale or (b) (x) substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income or, for taxable years beginning after December 31, 2015, through a taxable REIT subsidiary, and (y) at least one of the following criteria is met, in each case excluding sales of foreclosure property and involuntary conversions:
•the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year;
•the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year;
•for sales after December 31, 2015, the aggregate tax basis of property sold during the year of sale is 20% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, and the aggregate tax basis of property sold during the year of sale and the two preceding years is 10% or less of the sum of the aggregate tax basis of all of our assets on the first day of the year of sale and the two preceding years; or
•for sales after December 31, 2015, the aggregate fair market value of property sold during the year of sale is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, and the aggregate fair market value of property sold during the year of sale and the two preceding years is 10% or less of the sum of the aggregate fair market value of all of our assets on the first day of the year of sale and the two preceding years.
The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. Not all of our property sales will qualify for the safe harbor. Nevertheless, we intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives. However, the Internal Revenue Service may successfully contend that some of our sales are prohibited transactions, in which case we would be required to pay the 100% penalty tax on the gains resulting from any such sales. Because of this prohibited transactions tax, we intend that sales of property to customers in the ordinary course of business (such as condominiums or residential lots) will be made by a taxable REIT subsidiary, which will be subject to corporate-level tax on its profit but will not be subject to the 100% penalty tax on prohibited transactions.
Other Tax Considerations
We believe that each of the Operating Partnership and the Subsidiary Partnerships qualifies as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).
A publicly traded partnership is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent of a secondary market. Under a “private placement” safe harbor, a partnership will not be treated as a publicly traded partnership if (1) all interests in the partnership were issued in transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For purposes of the 100-partner limitation, a person (beneficial owner) owning an interest in a partnership, grantor trust or S corporation (flow-through entity) that owns, directly or through other flow-through entities, an interest in the partnership is counted as a partner in the partnership only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. Since it was formed, our Operating Partnership has had fewer than 100 partners and we believe that it satisfies the private placement safe harbor.
If the Operating Partnership or a Subsidiary Partnership were treated as an association taxable as a corporation, the value of our interest in such partnership would no longer qualify as a real estate asset for purposes of the 75% asset test. Further, if the Operating Partnership or a Subsidiary Partnership were treated as a taxable corporation, then we would cease to qualify as a REIT if our ownership interest in such partnership exceeded 10% of the partnership’s voting interests, or the value of our debt and equity interest in such partnership exceeded 5% of the value of our total assets or 10% of the value of the partnership’s outstanding debt and equity securities. Furthermore, in such a situation, distributions from the affected partnership to us would be treated as dividends, which do not qualify in satisfying the 75% gross income test described above and which therefore could make it more difficult for us to meet such test, and we would not be able to deduct our share of losses generated by such partnership in computing our net taxable income.
Taxation of Shareholders
Taxation of Taxable Domestic Shareholders. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of our current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporate shareholders. The taxation of ordinary REIT dividends has been significantly changed by the TCJA, which makes comprehensive changes to the federal income tax treatment of individuals, estates and trusts that generally are effective for taxable years beginning on or after January 1, 2018 and, subject to certain exceptions, expire on December 31, 2025 unless Congress takes action to extend them. In addition to eliminating or limiting various deductions for non-corporate taxpayers and increasing the standard deduction, the TCJA also reduced the maximum U.S. federal income tax rate from 39.6% to 37% for individuals filing singly with taxable income over $500,000 and married taxpayers filing jointly with taxable income over $600,000. The TCJA also made generally beneficial changes to the tax rates and tax brackets applicable to taxable income below those thresholds.
In addition, under new Section 199A of the Code, individuals, estates and trusts who receive “qualified REIT dividends” are permitted to claim a tax deduction equal to 20% of the amount of such dividends in determining their U.S. federal taxable income, subject to certain limitations. The 20% deduction does not apply to REIT capital gain dividends or to REIT dividends that we designate as “qualified dividend income” as described below. Like most of the other changes made by the TCJA applicable to non-corporate taxpayers, the Section 199A deduction expires on December 31, 2025 unless Congress acts to extend it. Thus, for an individual U.S. holder of our shares subject to the maximum 37% tax rate (through 2025), this tax deduction temporarily reduces the maximum effective U.S. federal income tax rate on ordinary REIT dividends to 29.6%. This deduction, in contrast to the deduction allowed by Section 199A with respect to certain “qualified business income” received by, or allocated to, individuals, trusts and estates, is not limited based on W-2 wages or invested capital. Final Treasury Regulations regarding the application of Section 199A were issued on February 8, 2019. These final Treasury Regulations clarify some aspects of how Section 199A will apply, but numerous uncertainties remain. The Section 199A deduction is extremely complex and additional regulatory guidance regarding its application may be issued in the future. Potential investors that are individuals, estates or trusts are strongly encouraged to consult their own tax advisor regarding the potential availability of this deduction with respect to their investment in our shares.
With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates for qualified distributions received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are treated as qualified dividend income. Dividends will be treated as qualified dividend income to the extent that the income is attributable to (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (ii) distributions received by the REIT from taxable REIT subsidiaries or other taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
We do not expect to receive a material amount of dividends from our taxable REIT subsidiaries or from other taxable corporations, we do not expect to pay a material amount of federal income tax on undistributed REIT taxable income or a material amount of Built-in Gains Tax, and we believe we have previously distributed as dividends all of our non-REIT accumulated earnings and profits. Therefore, as long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income (except, in the case of non-corporate shareholders who meet certain holding period requirements, to the limited extent that one of the foregoing exceptions applies). In addition, as long as we qualify as a REIT, corporate shareholders will not be eligible for the dividends received deduction as to any dividends received from us.
Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his or her shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of our common stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares of our common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend that we declare in October, November or December of any year payable to a shareholder of record on a specific date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

We may make an election to treat all or part of our undistributed net capital gain as if it had been distributed to our shareholders. These undistributed amounts would be subject to corporate-level tax payable by us. If we were to make such an election, our shareholders would be required to include in their income as long-term capital gain their proportionate shares of our undistributed net capital gain. Each shareholder would be deemed to have paid his or her proportionate share of the income tax imposed on us with respect to such undistributed net capital gain, and this amount would be credited or refunded to the shareholder in computing his or her own federal income tax liability. In addition, the tax basis of the shareholder’s stock would be increased by his or her proportionate share of the undistributed net capital gains included in his or her income, less his or her proportionate share of the income tax imposed on us with respect to such gains.
To the extent that we have available net operating losses (NOL) carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Under amendments made by the TCJA to section 172 of the Code, our deduction for any NOL carryforwards arising from losses we sustained in taxable years beginning after December 31, 2017 is limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Our net operating losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Additionally, Section 163(j) of the Code, as amended by TCJA, limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, and net operating loss carryforwards. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. While certain subsidiaries of the Company have made a 163(j) election, the Company has not. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. Our leasing, management and operation of properties should constitute a real property trade or business, and we may elect not to have the interest deduction limitation apply to that trade or business. Further, the Internal Revenue Service has issued regulations that include a safe harbor that would allow any REIT to treat its real property assets (other than certain real property financing assets) as a real property trade or business that qualifies for the election. If we do not make the election or if the election is determined not to be available with respect to all or certain of its business activities, the new interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax. Similarly, the limitation could cause our taxable REIT subsidiaries (who may not independently qualify to make the Section 469(c)(7)(C) election) to have greater taxable income and thus potentially greater corporate tax liability.
In general, any gain or loss realized upon a taxable disposition of our shares by a domestic shareholder who is not a dealer in securities will be treated as a capital gain or loss and will be subject to a maximum federal income tax rate of 20% if such stock is held for more than 12 months, and will be taxed at ordinary federal income rates, with the maximum rate being 37% if such stock is held for 12 months or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our shares that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 or ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of actual or deemed distributions from us that were required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of our shares may be disallowed if other shares of our stock are purchased within 30 days before or after the disposition.
The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate domestic shareholders) to a portion of capital gain realized by a non-corporate domestic shareholder on the sale of our shares that would correspond to our “unrecaptured Section 1250 gain.”
Information Reporting and Backup Withholding. In general, information reporting requirements will apply to distributions made with respect to our shares and to payments of the proceeds on the sale of our shares, unless an exception applies. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently 24%), with respect to such amounts unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide his or her correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding may be applied as a credit against the shareholder’s federal income tax liability, which could result in a refund.
Medicare Tax on Unearned Income. A domestic shareholder that is an individual, an estate, or a trust (other than certain types of exempt trusts) will generally be subject to a 3.8% tax on the lesser of (1) such person’s “net investment income” for the relevant taxable year and (2) the excess of such person’s modified adjusted gross income for such taxable year over a certain threshold (which threshold will generally be (a) $250,000 in the case of a married individual filing a joint return, and (b) $200,000 in the case of an unmarried individual). A domestic shareholder’s net investment income will generally include ordinary and capital gain dividend income received in respect of our shares, and gains from the sale or other disposition of our shares, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive activities or securities or commodities trading activities). If you are a domestic shareholder that is an individual, an estate, or a trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in our shares.
Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has ruled publicly that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute “unrelated business taxable income,” or UBTI. Based upon this ruling and subject to the discussion below regarding qualified pension trust investors, distributions by us to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares of our stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the Internal Revenue Service.
For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in our shares will constitute UBTI under certain circumstances. These prospective investors should consult with their tax advisors regarding the special UBTI rules applicable to them.
Notwithstanding the foregoing, a “qualified trust” (defined to be any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) by relying on a special “look-through” rule under which shares held by qualified trust shareholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein, and (ii) the REIT is “predominantly held”

by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT’s shares or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT’s shares, hold in the aggregate more than 50% of the value of the REIT’s shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT’s shares is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on its UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying upon the “look-through” rule.
Taxation of Non-U.S. Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.
Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate is filed with us (ii) the Non-U.S. Shareholder files an IRS Form W-8ECI with us properly claiming that the distribution is “effectively connected” income, or (iii) the Non-U.S. Shareholder is a foreign sovereign or controlled entity of a foreign sovereign and the required IRS Form W-8EXP evidencing eligibility for an exemption from withholding under Section 892 of the Code is filed with us. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares of stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s shares, such excess will constitute gain that may be subject to U.S. federal income tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. In addition, the portion of such distributions in excess of current and accumulated earnings and profits, to the extent not subject to the 30% withholding tax on ordinary dividends, will be subject to a 15% withholding tax under FIRPTA, unless the Non-U.S. Shareholder obtains a withholding certificate from the Internal Revenue Service establishing the right to a reduced amount of FIRPTA withholding or otherwise establishes entitlement to an exemption from FIRPTA withholding. The Non-U.S. Shareholder may seek a refund from the Internal Revenue Service of excess tax withheld if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits or, if the 15% withholding tax applied, did not give rise to taxable gain under FIRPTA.
Subject to certain exceptions described below, for any year in which we qualify as a REIT, distributions received by a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to such Non-U.S. Shareholder under the provisions of FIRPTA. Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and will be required to file U.S. federal income tax returns. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 21% of any distribution to a Non-U.S. Shareholder that could be designated by us as a capital gain dividend. This amount may be applied as a credit against the Non-U.S. Shareholder’s FIRPTA tax liability.
Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds our stock directly (or indirectly through one or more partnerships) will not be subject to U.S. tax under FIRPTA on distributions made with respect to that stock that are attributable to gain from sales or exchanges by us of U.S. real property interests and thus will not be subject to the 21% withholding tax imposed on such distributions under FIRPTA. If a foreign investor in a qualified shareholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified shareholder, holds more than 10% of our stock, then a portion of our stock held by the qualified shareholder (based on the foreign investor’s percentage ownership of the qualified shareholder) will be treated as a USRPI in the hands of the qualified shareholder, and distributions made with respect to that stock that are attributable to gain from sales or exchanges by us of U.S. real property interests will be subject to FIRPTA.
A qualified shareholder is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty with the United States which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a “qualified collective investment vehicle” (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.
A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding with respect to ordinary dividends paid by a REIT under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a USRPHC if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.
Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a qualified foreign pension fund) who holds our stock (directly or indirectly through one or more partnerships) will not be subject to U.S. tax under FIRPTA and thus will not be subject to the withholding rules under FIRPTA.
A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.
Under current law, distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests will not be treated under FIRPTA as income “effectively connected” with a U.S. business carried on by the Non-U.S. Shareholder, provided that (i) the distribution is received with respect to a class of our stock that is regularly traded on an established securities market located in the United States and (ii) the Non-

U.S. Shareholder does not own more than 10% of that regularly traded class of stock at any time during the one-year period ending on the date of the relevant distribution. Rather than being subject to tax as effectively connected income under FIRPTA, such distributions will be treated as ordinary REIT dividends that are not capital gain dividends. Thus, such distributions generally will be subject to the 30% withholding tax described above (subject to reduction under an applicable tax treaty), such distributions will not be subject to the branch profits tax, and Non-U.S. Shareholders generally will not be required to file a U.S. federal income tax return by reason of receiving such distributions.
Gain recognized by a Non-U.S. Shareholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. For this purpose, a holder of our common stock is not treated as a foreign person unless that shareholder owns 5% or more of our common stock or we have actual knowledge that that shareholder is not a U.S. person. We believe that we currently qualify as a “domestically controlled REIT,” and that the sale of common stock by a Non-U.S. Shareholder therefore will not be subject to tax under FIRPTA. Because our stock is publicly traded, however, no assurance can be given that we are, or will continue to be, a domestically controlled REIT. Proposed Treasury Regulations issued on December 29, 2022 modified the existing criteria for qualification as a domestically controlled REIT and provide that the ownership by non-U.S. persons will be determined by looking through pass-through entities and certain U.S. corporations, among others. No assurance can be given that we are, or will continue to be, a domestically controlled REIT under the proposed Treasury Regulations or the final rules if and when enacted. If we were not a domestically controlled REIT, whether a Non-U.S. Shareholder’s gain would be taxed under FIRPTA would depend on whether our common stock is regularly traded on an established securities market at the time of sale and on the size of the selling shareholder’s interest in our stock. Dispositions of our stock by a qualified shareholder or a qualified foreign pension fund will not be subject to tax or withholding under FIRPTA, subject in the case of qualified shareholders to the exception described above relating to foreign investors who own more than 10% of our stock. If the gain on the sale of our common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such stock could be required to withhold 15% of the purchase price and remit such amount to the Internal Revenue Service.
Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the investment in our common stock is treated as effectively connected with the Non-U.S. Shareholder’s U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
Information Reporting and Backup Withholding for Non-U.S. Shareholders. Payments of dividends or of proceeds from the disposition of shares made to a Non-U.S. Shareholder may be subject to information reporting and backup withholding (currently imposed at a rate of 24%) unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have, or our paying agent has, actual knowledge or reason to know that a purported Non-U.S. Shareholder is a United States person. Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that required information is furnished to the Internal Revenue Service.
FATCA. The “Foreign Account Tax Compliance Act” or “FATCA” imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

As a general matter, and among other things, FATCA will impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity certifies it has no substantial U.S. owners or furnishes information regarding each substantial U.S. owner, or (iii) the foreign entity is otherwise excepted under FATCA. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our shares on or after January 1, 2019, proposed Treasury Regulations eliminated FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.
State and Local Taxes
Cousins Properties Incorporated, its subsidiaries, and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although shareholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions), and their state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.
Taxation of Holders of Preferred Stock, Depositary Shares, Debt Securities and Warrants
If we offer one or more series of preferred stock or depositary shares, if we offer warrants, or if the Operating Partnership offers debt securities, then there may be tax consequences for the holders of such securities not discussed herein. For a discussion of any such additional consequences, see the applicable prospectus supplement.

PLAN OF DISTRIBUTION
We may sell any securities:
•to or through underwriters or dealers;
•through agents;
•in block trades;
•directly to one or more purchasers; or
•through a combination of any of these methods of sale.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale or at prices related to prevailing market prices, or at negotiated prices.
For each series of securities, the prospectus supplement will set forth the terms of the offering including:
•the public offering price;
•the names of any underwriters, dealers or agents;
•the purchase price of the securities;
•our proceeds from the sale of the securities;
•any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;
•any discounts or concessions allowed or reallowed or repaid to dealers; and
•the securities exchanges on which the securities will be listed, if any.
If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities may be on a firm commitment basis or best efforts basis and will be subject to certain conditions. If the underwriters agree to purchase the securities on a firm commitment basis, they will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.
If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.
Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.
We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.
We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.
The securities, other than the common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
One or more of the underwriters, dealer or agents, and/or one or more of their respective affiliates, may be a lender under our credit facility and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of our business.

EXPERTS
The financial statements of Cousins Properties Incorporated, incorporated by reference in this Prospectus, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities may be passed upon for us by our counsel, King & Spalding LLP, Atlanta, Georgia. Any underwriters will be represented by their own legal counsel.

$394,949,683
Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley
BofA Securities
J.P. Morgan
TD Securities
Truist Securities
Wells Fargo Securities
February 17, 2023